UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

INTELLISYNC CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of Intellisync Corporation (“Intellisync common stock”)
	(2)	Aggregate number of securities to which transaction applies:
67,492,114 shares of Intellisync common stock 13,206,827 options to purchase shares of Intellisync common stock with exercise price less than $5.25
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 67,492,114  shares of Intellisync common stock multiplied by $5.25 per share, and (B) options to purchase 13,206,827 shares of Intellisync common stock with exercise prices less than $5.25, multiplied by $2.66 per share (which is the difference between $5.25 and the weighted average exercise price per share).  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$389,463,758.32
	(5)	Total fee paid:
$41,672.62
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Intellisync Corporation, which will be held on          , at        local time, at Intellisync’s executive offices at 2550 North First Street, Suite 500, San Jose, California 95131. A notice of the special meeting and a proxy statement for the special meeting are attached and a proxy card for the special meeting is enclosed. All holders of the outstanding shares of our common stock as of December 8, 2005, which is the record date for the special meeting, will be entitled to notice of and to vote at the special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 15, 2005, among Nokia Inc., Jupiter Acquisition Corporation (a wholly owned subsidiary of Nokia) and Intellisync providing for the merger of Jupiter Acquisition Corporation into Intellisync, with Intellisync surviving the merger and becoming a wholly owned subsidiary of Nokia. For your reference, a copy of the merger agreement is attached to the enclosed proxy statement as Annex A.

If the merger agreement is adopted by our stockholders and the merger is completed, all outstanding shares of Intellisync common stock will be cancelled and you will receive $5.25 in cash for each share of our common stock that you own at the effective time of the merger (except for shares held by stockholders who have perfected their dissenters’ rights of appraisal under Delaware law). The cash you receive in the merger in exchange for your shares of Intellisync common stock will be subject to U.S. federal income tax and also may be taxed under applicable state, local and foreign tax laws.

After careful consideration, the Intellisync board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and its stockholders and has unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement. In reaching its determination, the Intellisync board of directors considered a number of factors described more fully in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement, which provides you with detailed information about the special meeting and the merger. Please give this material your careful attention and consideration. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission. These documents are also available on our website at www.intellisync.com. Our common stock is traded on The Nasdaq National Market under the symbol “SYNC.” On          , the closing price per share of Intellisync common stock was $       per share.

Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Intellisync common stock entitled to vote, a failure to vote will have the same effect as a vote “against” the merger. Each of our executive officers and directors has entered into an agreement with Nokia to vote all shares of our common stock held by him or her in favor of the adoption of the merger agreement. As of the record date, these executive officers and directors owned or controlled approximately 4.52% of the outstanding shares of our common stock.

Stockholders with questions about the merger agreement, the merger or other transactions or matters described in the attached proxy statement may contact our agent, InvestorCom, Inc. at (800) 503-3375.

Your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and mail promptly the accompanying proxy card in the enclosed return envelope, which requires no postage if mailed in the United States, or vote using the telephone or Internet using the instructions on the proxy card. This will ensure the presence of a quorum at the meeting. If you attend the meeting, you may vote in person if you wish to do so even if you have previously sent in your proxy card or voted by telephone or Internet.

Thank you for your cooperation and continued support.

Very truly yours,
Woodson (Woody) Hobbs
President and Chief Executive Officer

This proxy statement is dated          , and is first being mailed to stockholders on or about       .

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

INTELLISYNC CORPORATION

2550 North First Street, Suite 500
San Jose, California 95131

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF INTELLISYNC

To Be Held on

To our Stockholders:

A special meeting of the stockholders of Intellisync Corporation, a Delaware corporation, will be held on          , at        local time, at Intellisync’s executive offices at 2550 North First Street, Suite 500, San Jose, California 95131 for the following purposes:

1.     To adopt an Agreement and Plan of Merger, dated as of November 15, 2005, that was entered into by and among Nokia Inc., Jupiter Acquisition Corporation (a wholly owned subsidiary of Nokia), and Intellisync (which proposal we refer to in this proxy statement as Proposal No. 1);

2.     To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for Proposal No. 1 for the adoption of the merger agreement (which proposal we refer to in this proxy statement as Proposal No. 2); and

3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

These proposals are more fully described in the accompanying proxy statement, and we have included a copy of the Agreement and Plan of Merger as Annex A to this proxy statement. You may also obtain more information about Intellisync from documents we have filed with the Securities and Exchange Commission. Only stockholders of record at the close of business on December 8, 2005 will be entitled to notice of, and to vote at, such special meeting or any adjournments or postponements of the special meeting.

The board of directors of Intellisync has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and our stockholders and has unanimously approved and adopted the merger agreement. Our board of directors unanimously recommends that you vote for adoption of the merger agreement. The terms of the merger agreement and the merger are more fully described in the accompanying proxy statement, which we urge you to read carefully in its entirety. The board of directors of Intellisync also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. We are not aware of any other business to come before the special meeting.

The adoption of the merger agreement requires the approval of holders of a majority of Intellisync’s outstanding common stock at the close of business on the record date. Under Delaware law, stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their Intellisync common stock. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote at the special meeting and must not vote to adopt the merger agreement. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Rights of Appraisal” on page 55 in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
Woodson (Woody) Hobbs
President and Chief Executive Officer
Intellisync Corporation
San Jose, California

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Intellisync special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.

Q:             What will I receive for my Intellisync common stock in the merger?

A:             Upon completion of the merger, you will receive $5.25 in cash, without interest, for each share of our common stock that you own (except to the extent you properly exercise your appraisal rights under Delaware law). After the merger closes, Nokia will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q:             What vote is required for Intellisync stockholders to adopt the merger agreement?

A:             In order for the merger to be approved, holders of a majority of our outstanding common stock must vote “FOR” adoption of the merger agreement. Executed proxies returned to Intellisync but not marked to indicate your voting preference will be counted as votes “FOR” adoption of the merger agreement.

Q:             How does Intellisync’s board of directors recommend that I vote?

A:             After careful consideration, the board of directors of Intellisync has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and its stockholders and has unanimously approved and adopted the merger agreement. Our board of directors unanimously recommends that you vote “FOR” adoption of the Agreement and Plan of Merger and “FOR” granting the authority to the persons named as proxies to vote your shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement.

Q:             Why is our board of directors recommending that I vote to adopt the merger agreement?

A:             In forming its belief that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders, our board of directors considered a number of relevant factors. To review the background of the merger and our board of directors’ reasons for recommending the merger in greater detail, see pages 21-24.

Q:             What do I need to do now?

A:             After carefully reading this proxy statement, including its annexes, we urge you to respond by voting your shares through one of the following means:

•       by mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided;

•       via telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available);

•       via the Internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

•       by person, by attending the special meeting and submitting your vote in person.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:             What if I don’t vote?

A:             If you fail to vote, it will have the same effect as a vote against the merger. If you submit your executed proxy but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger. If you submit your proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q:             Can I change my vote after I have submitted my proxy?

A:             Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Secretary in writing or by submitting a new proxy by mail, telephone or the Internet, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, simply attending the special meeting will not cause your proxy to be revoked). If you hold your shares in “street name” and you have instructed a broker to vote your shares, these options for changing your vote do not apply, and you must instead follow the instructions received from your broker to change your vote.

Q:             What does it mean if I get more than one proxy card or voting instruction card?

A:             If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:             Will I owe taxes as a result of the merger?

A:             If you are a U.S. holder, for U.S. federal income tax purposes, the exchange of your shares of Intellisync common stock for cash pursuant to the merger will be treated as a taxable exchange by you. Accordingly, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Intellisync common stock for U.S. federal income tax purposes. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. We recommend that you read the section entitled “Material U.S. Federal Income Tax Consequences” in this proxy statement on page 36 for a more detailed explanation of the tax consequences of the merger. You are urged to consult your tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

Q:             Should I send in my stock certificates now?

A:             No. If the merger agreement is adopted by our stockholders, shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the per-share cash amount. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you become entitled as a result of completion of the merger. You will receive your cash payment as soon as practicable after the exchange agent receives your Intellisync stock certificates and any completed documents required in the instructions. Please do not send any stock certificates with your proxy.

Q:             When do you expect the merger to be completed?

A:             For the merger to occur, the merger agreement must be adopted by our stockholders. If the stockholders adopt the merger agreement, we expect to complete the merger as promptly as practicable following the special meeting, subject to the closing conditions contained in the merger agreement. We currently anticipate that the closing of the merger will occur in the first calendar quarter of 2006, if we have received by that time the requisite stockholder approvals and antitrust regulatory approvals from authorities in the United States, Germany, Ireland, Italy and the Slovak Republic. We are also seeking approvals from antitrust authorities in certain other jurisdictions which are not conditions to closing of the merger.

Q:             Who will own Intellisync after the merger?

A:             After the merger, Intellisync will be a wholly owned subsidiary of Nokia. Upon completion of the merger, stockholders of Intellisync will no longer have any equity or ownership interest in Intellisync.

Q:             Who can help answer my other questions?

A:             If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

InvestorCom, Inc.
110 Wall Street
New York, NY 10005
(800) 503-3375

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. The merger agreement, which is the legal document that governs the terms of the merger, is attached as Annex A to this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information” that begins on page 59 of this proxy statement.

The Parties to the Merger (Page 14)

Intellisync Corporation

2550 North First Street, Suite 500
San Jose, CA 95131
Phone: (408) 321-3835

Intellisync Corporation develops, markets and supports desktop, enterprise and mobile carrier-class software that enables consumers, business executives and information technology professionals to extend the capabilities of enterprise groupware and vertical applications, data-enabled mobile devices and other personal communication platforms. The primary software applications we develop and market include push-email, data synchronization and systems management software. Our software also enables organizations to search, find, match and synchronize identity data within their computer systems and network databases. Intellisync was incorporated in California on August 27, 1993, and subsequently reincorporated in Delaware on November 27, 1996. Our common stock is quoted on The Nasdaq National Market under the symbol “SYNC.” Our website can be accessed at www.intellisync.com. The information on Intellisync’s website is not a part of this proxy statement.

Nokia Inc.

Attention: Legal Services
6000 Connection Drive
Irving, TX 75039
Phone: (972) 894-5000

Nokia Inc. (which we refer to in this proxy statement as Nokia) is a subsidiary of Nokia Corporation. Nokia Corporation is the world’s largest manufacturer of mobile devices and a leader in mobile networks. Nokia Corporation connects people to each other and the information that matters to them with mobile devices and solutions for voice, data, imaging, games, multimedia and business applications. Nokia Corporation also provides equipment, solutions and services for operator and enterprise customers. Nokia Corporation’s principal executive office is located at Keilalahdentie 4, P.O. Box 226, FIN-00045 Nokia Group, Espoo, Finland and their telephone number is +358 (0) 7 1800-8000. Nokia’s website can be accessed at www.nokia.com. The information on Nokia’s website is not a part of this proxy statement.

Jupiter Acquisition Corporation

c/o Nokia Inc.
Attention: Legal Services
6000 Connection Drive
Irving, TX 75039
Phone: (972) 894-5000

Jupiter Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Nokia Inc. Jupiter Acquisition was organized solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger (Page 15)

You are being asked to vote to adopt a merger agreement providing for the acquisition of Intellisync by Nokia. In the merger, Jupiter Acquisition will merge into Intellisync, with Intellisync surviving the merger and becoming a wholly owned subsidiary of Nokia. A copy of the merger agreement is attached to this proxy statement as Annex A. We urge you to read it carefully and in its entirety.

Merger Consideration.   If the merger is completed, each share of Intellisync common stock that you own will be converted into the right to receive $5.25 in cash, without interest (unless you exercise your appraisal rights under Delaware law).

Treatment of Stock Options.   The merger agreement provides that all outstanding vested stock options and all outstanding stock options held by persons who are not Intellisync employees will be converted into the right to receive a cash payment (rounded down to the nearest whole cent, and less required withholding taxes) equal to the amount, if any, by which $5.25 exceeds the exercise price per share for each share of our common stock subject to the option (giving effect to any acceleration of vesting resulting from the merger), multiplied by the number of shares issuable upon the exercise in full of the option. All other unvested stock options will be converted into nonqualified options to acquire common stock of Nokia Corporation, subject to certain modifications of terms, unless Nokia determines that option conversion is not in the best interests of Intellisync, Nokia or the applicable optionholder, in which case, the applicable option may, in Nokia’s sole discretion, be converted into the right to receive a cash payment as provided above. See “The Merger—The Merger Agreement—Treatment of Our Common Stock, Options and Stock Purchase Plan in the Merger” on Page 40.

Board Recommendation (Page 24)

After careful consideration, our board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and our stockholders and unanimously recommends that Intellisync’s stockholders vote “FOR” the adoption of the merger agreement.

Intellisync’s Reasons for the Merger (Page 21)

Our board of directors consulted with senior management and Intellisync’s financial and legal advisors and considered a number of factors that are identified in further detail beginning on page 21 in reaching its decisions to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Intellisync stockholders vote “FOR” adoption of the merger agreement. Some of those factors include:

•       The merger consideration of $5.25 per share, without interest, to be received by our stockholders, which represents a premium of approximately 20.6% over the average closing price of Intellisync common stock during the one month period ending November 4, 2005, which was the last trading day prior to the impact of rumors of a potential bid by a third party other than Nokia; a premium of approximately 57.0% over the average closing price of Intellisync common stock during the six-month period ending November 4, 2005 and a premium of approximately 81.8% over our average closing price of Intellisync common stock during the one year period ending November 4, 2005;

•  the increase in the trading price of our common stock from the closing price of $4.34 on November 4, 2005 to the closing price of $5.54 on November 15, 2005 and the belief of our board of directors that the increase may have resulted from rumors about a potential sale of Intellisync;

•       The form of merger consideration, consisting solely of cash, which provides certainty of value to our stockholders;

•       The process through which Intellisync, with the assistance of its financial advisors, engaged in or sought to engage in discussions with companies believed to be the most likely candidates to pursue a business combination with or acquisition of Intellisync;

•       The belief of our board of directors that, after extensive negotiations with Nokia and its representatives, we have obtained the highest price per share that Nokia is willing to pay and the highest price obtainable on the date of signing of the merger agreement;

•       Review of information with respect to the financial condition, results of operations, business and future prospects of Intellisync;

•       The potential for obtaining a superior offer from an alternative purchaser to Nokia in light of the other potential purchasers previously identified and contacted by our management or our financial advisors and the risk of losing the proposed transaction with Nokia;

•       The likelihood of closing the proposed merger and risk that the merger might not be completed in a timely manner or at all;

•       The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Nokia of a termination fee of $14,120,000, to terminate the merger agreement to accept a superior offer;

•       The other terms and conditions of the merger agreement, including among other things the size of the termination fee and the circumstances when that fee may be payable; the limited number and nature of the conditions to Nokia’s obligation to complete the merger, including (but not limited to) the absence of a financing condition and the adequacy of Nokia’s capital resources to pay the merger consideration; and the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement;

•  The opinion of Evercore Group Inc., which we refer to in this proxy statement as Evercore, addressed to the Intellisync board of directors that, as of November 15, 2005, the date of its opinion, and subject to the assumptions, limitations and qualifications stated in the opinion, the merger consideration to be received by the holders of our common stock (other than Intellisync and Nokia and their respective wholly owned subsidiaries and stockholders exercising dissenter’s rights to appraisal) pursuant to the merger agreement was fair, from a financial point of view, to the holders of those shares, together with the analyses performed by Evercore in connection with the preparation of its opinion and presented by Evercore to the board of directors;

•       The voting agreements with our officers and directors terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer; and

•       The availability of appraisal rights to holders of our common stock.

The information and factors set forth above represent some of the factors considered by the board of directors of Intellisync included in the description of the factors considered by our board of directors commencing on page 21. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights or values to any of these factors, and individual directors may have given different weights to different factors.

Opinion of our Financial Advisor—Evercore Group Inc. (Page 25 and Annex B)

Evercore delivered its opinion to the Intellisync board of directors that, as of November 15, 2005, the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications stated in the opinion, the merger consideration to be received by the holders of our common stock (other than Intellisync and Nokia and their respective wholly owned subsidiaries and stockholders exercising dissenter’s rights to appraisal) pursuant to the merger agreement, was fair, from a financial point of view, to the holders of these shares of our common stock.

The opinion of Evercore is addressed to our board of directors, is directed only to the consideration to be paid under the merger agreement and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger agreement. The full text of the written opinion of Evercore, dated November 15, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.

The Special Meeting

Time, Place and Date (Page 11)

The special meeting will be held on    , at    , local time, at Intellisync’s executive offices at 2550 North First Street, Suite 500, San Jose, California 95131. A failure to vote your shares of Intellisync common stock or an abstention will have the same effect as a vote against the adoption of the merger agreement.

Required Stockholder Approval (Page 12)

Proposal No. 1:   The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Intellisync common stock.

Proposal No. 2:   The grant to the persons named as proxies discretionary authority to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing Proposal No. 1 to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Intellisync common stock present in person or represented by proxy at the special meeting and entitled to vote thereon that are voted for or against Proposal No. 2.

Record Date and Quorum (Page 11)

You are entitled to vote at the special meeting if you owned shares of Intellisync common stock at the close of business on December 8, 2005, the record date for the special meeting. You will have one vote for each share of Intellisync common stock that you owned on the record date. As of the record date, there were 67,557,940 shares of our common stock outstanding and entitled to vote.

Expected Timing of the Merger (page 40)

The parties anticipate that the closing of the merger will occur in the first calendar quarter of 2006, if Intellisync and Nokia have received the requisite stockholder and regulatory approvals by that time.

Procedure for Receiving Merger Consideration (Page 41)

As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other Intellisync stockholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card or voting instruction card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

Market Price of Intellisync Stock (Page 10)

Our common stock is quoted on The Nasdaq National Market under the symbol “SYNC.” On November 15, 2005, which was the last trading day before we announced the merger, our common stock closed at $5.54 per share. On         , which was the last trading day before the date of this proxy statement, our common stock closed at $       per share.

Rights of Appraisal (Page 55 and Annex C)

Delaware law provides you with appraisal rights in the merger. This means that if you comply with the procedures for perfecting appraisal rights under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive a cash payment based on that valuation instead of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must deliver a written demand for appraisal to Intellisync before the vote on the merger agreement at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant provisions of the Delaware General Corporation Law is attached to this proxy statement as Annex C.

Material U. S. Federal Income Tax Consequences (Page 36)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Intellisync common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Shares Held by our Directors and Executive Officers (Page 54)

As of November 30, 2005, approximately 4.52% of the outstanding shares of our common stock were held by directors and executive officers of Intellisync and their affiliates, and no shares of our capital stock were held by Nokia Corporation or any of its subsidiaries (including Nokia). Each of our directors and executive officers has entered into a voting agreement with Nokia, in his or her capacity as an Intellisync stockholder, to vote shares held by him or her in favor of the adoption of the merger agreement. The terms of the voting agreement are described in detail in the section “The Merger—Voting Agreements” beginning on page 53 of this proxy statement.

Interests of our Directors and Executive Officers in the Merger (Page 32)

Intellisync’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, your interests as Intellisync stockholders. Our board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

•       Under change of control agreements that we have entered into with certain of our executive officers, upon the closing of the merger, these executives are entitled to accelerated vesting of unvested stock options and severance benefits under specified circumstances;

•       Nokia has entered into employment offer letters with certain of our employees providing for employment and associated compensation and benefits effective upon the closing of the merger;

•       Directors and officers of Intellisync have rights to indemnification against specified liabilities that must be continued by Nokia, and Nokia is required to maintain directors’ and officers’ liability insurance for them; and

•       Upon consummation of the merger, certain directors of Intellisync will be entitled to accelerated vesting of their unvested stock options.

Conditions to Closing (Page 50)

The completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•       the holders of a majority of our outstanding common stock shall have adopted the merger agreement;

•       the parties’ respective representations and warranties contained in the merger agreement must be true and correct, except in the case of the representations and warranties of Intellisync as would not have a material adverse effect on Intellisync, subject to certain exceptions, and except in the case of the representations and warranties of Nokia as would not materially impede its ability to consummate the merger and other transactions contemplated by the merger agreement;

•       the parties must each be in compliance in all material respects with their respective covenants contained in the merger agreement;

•       the antitrust waiting periods applicable to the merger shall have expired or been terminated and certain specified antitrust approvals shall have been obtained; and

•       no material adverse effect with respect to Intellisync shall have occurred.

If the law permits, either Intellisync or Nokia could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Termination of the Merger Agreement (Page 51)

Intellisync and Nokia may jointly agree to terminate the merger agreement without completing the merger, even if our stockholders have approved it. In addition, Intellisync or Nokia may terminate the merger agreement in the event of any of the following:

•       the consummation of the merger has not occurred by May 15, 2006 (or July 14, 2006 if it has not occurred because of a failure to obtain antitrust approval), but this termination right is not available to a party whose failure to comply with the merger agreement was the principal cause of the failure to complete the merger by that date;

•       any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

•       our stockholders do not adopt the merger agreement (but this termination right is not available to us if our failure to comply with the merger agreement caused the failure to obtain stockholder approval); or

•       the other party has breached any of its representations, warranties or covenants and the breach cannot be or is not cured within the time allowed, and if not cured, the breach would result in a failure of certain conditions to the merger (and the terminating party has not materially breached the merger agreement).

Intellisync may also terminate the merger agreement if, prior to adoption of the merger agreement by our stockholders, we enter into a definitive agreement with respect to a superior offer in compliance with the terms of the merger agreement and pay Nokia the termination fee described below. For purposes of the merger agreement, a superior offer is defined as an acquisition by any person of beneficial ownership of more than 50% of the issued and outstanding shares of any class of our capital stock in a single or a series of transactions, any merger, consolidation or similar transaction, any sale or lease of all or more than 50% of our assets in a single or a series of transactions, or any liquidation or dissolution, in each case which our board of directors has concluded in good faith, after consultation with Intellisync’s financial advisor, to be more favorable to Intellisync’s stockholders than the terms of the merger with Nokia and reasonably capable of being consummated.

Nokia may also terminate the merger agreement if our board of directors does or resolves to do any of the following:

•       withdraws or amends in a manner adverse to Nokia its recommendation in favor of the adoption of the merger by our stockholders;

•       approves or recommends an alternative acquisition proposal (which is defined for this purpose as an acquisition by any person of beneficial ownership of more than 15% of the issued and outstanding shares of any class of our capital stock in a single or a series of transactions, any merger, consolidation or similar transaction, any sale or lease of all or more than 15% of our assets in a single or a series of transactions, or any liquidation or dissolution);

•       enters into any agreement accepting a superior offer in accordance with the terms of the merger agreement;

•       does not send to our stockholders a statement recommending rejection of any tender or exchange offer by a party not affiliated with Nokia for shares of our common stock within 10 business days of the announcement of the tender or exchange offer;

•       willfully and materially breaches its obligations under the merger agreement with respect to non-solicitation, notification of unsolicited acquisition proposals, superior offers or changes of our board of directors’ recommendation (see “The Merger—Merger Agreement—Stockholders’ Meeting and Duty to Recommend” on page 47, “—No Solicitation of Transactions” on page 47, “—Superior Offers” on page 48 and “—Change of Recommendation” on page 49); or

•       materially breaches its obligations under the merger agreement with respect to the special stockholders meeting.

A termination fee of $14,120,000 may be payable by Intellisync to Nokia in connection with the termination of the merger agreement under several circumstances, including termination by Intellisync in connection with a superior offer. See “—Termination Fees” on page 52.

Expenses (page 52)

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses. All fees and expenses associated with the filing and printing of this proxy statement and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and foreign antitrust laws will be borne equally by Intellisync and Nokia. Nokia has agreed to reimburse Intellisync for its expenses for the virtual data room made available by Intellisync to Nokia.

No Solicitation of Transactions (Page 47)

We have agreed that Intellisync will not solicit, encourage or facilitate any acquisition proposals. We have also agreed to notify Nokia of inquiries, proposals or offers that constitute acquisition proposals. Intellisync has agreed to cause each of our officers, directors, employees, agents, advisors and other representatives to not solicit, encourage or facilitate any alternative transaction proposal. However, if we receive an unsolicited acquisition proposal that is a superior offer, so long as certain conditions are satisfied, we may engage in negotiations with respect to the superior offer.

Regulatory Approvals (Page 38)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including antitrust approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the Act Against Restrictions of Competition of 1958, as amended; the Competition Act 2002; the Italian Law No. 287 of 10 October, 1990; and the Slovak Act No. 136/2001 on Protection of Competition, as amended, from authorities in the United States, Germany, Ireland, Italy and the Slovak Republic, respectively. We are also seeking approval from antitrust authorities in certain other jurisdictions which are not conditions to closing of the merger.

Where You Can Find More Information (page 59)

If you would like additional copies, without charge, of this proxy statement, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Intellisync Corporation
2550 North First Street, Suite 500
San Jose, California 95131
Attention: Investor Relations
(408) 321-3835

Intellisync has retained the following firm to assist in the solicitation of proxies:

InvestorCom, Inc.
110 Wall Street
New York, NY 10005
(800) 503-3375

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of Intellisync, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinion of Our Financial Advisor” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Intellisync. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission (which we refer to in this proxy statement as the SEC), we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•       risks associated with uncertainties related to the approval of the transaction by Intellisync’s stockholders and by regulatory authorities;

•       diversion of management time on merger-related issues;

•       effect of continued weakness of general economic factors on the overall demand for Intellisync’s products and services;

•       timing of market adoption and movement toward mobile solutions and data synchronization solutions;

•       ability of Intellisync to offer our products and services into new territories and markets;

•       market adoption of new mobile devices;

•       margin erosion and market shrinkage;

•       economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world;

•       timely introduction, availability and acceptance of new products;

•       a materially adverse change in the financial condition of Intellisync;

•       timely introduction, availability and acceptance of new products;

•       impact of competitive products and pricing;

•       difficulties related to the completion of the merger;

•       other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting operations, pricing and services; and

•       additional risk factors, as discussed in the “Risk Factors” section of Intellisync’s Annual Report on Form 10-K, as amended, for the year ended July 31, 2005 filed on October 28, 2005 and Intellisync’s quarterly reports filed from time to time with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Intellisync or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Intellisync undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

MARKET PRICE OF INTELLISYNC COMMON STOCK AND DIVIDENDS

Our common stock is quoted on The Nasdaq National Market under the symbol “SYNC.” The following table sets forth the high and low reported closing sales prices per share of our common stock on The Nasdaq National Market.

	Price Range of Intellisync common stock
	High	Low
Fiscal Year Ended July 31, 2004
1st Quarter	$6.99	$3.05
2nd Quarter	7.51	3.98
3rd Quarter	4.65	2.26
4th Quarter	3.35	1.64
Fiscal Year Ended July 31, 2005
1st Quarter	$3.05	$1.75
2nd Quarter	2.31	1.77
3rd Quarter	3.66	2.06
4th Quarter	3.07	2.43
Fiscal Year Ending July 31, 2006
1st Quarter	$4.78	$2.50
2nd Quarter (through December 8, 2005)	5.80	4.21

We have never paid dividends on our capital stock.

The closing sale price of our common stock on The Nasdaq National Market on November 15, 2005, which was the last trading day prior to our announcement of the merger, was $5.54 per share. On                   , the last trading day before the date of this proxy statement, the closing price for Intellisync common stock on The Nasdaq National Market was $      . You are encouraged to obtain current market quotations for Intellisync common stock in connection with voting your shares.

As of December 8, 2005, the last trading day before the date of this proxy statement, there were 428 record holders of Intellisync common stock.

If the merger is completed, Intellisync common stock will be delisted from The Nasdaq National Market, and there will be no further public market for shares of Intellisync common stock. Each share of Intellisync common stock will be cancelled and converted into the right to receive $5.25 in cash, without interest, except as discussed in “Rights of Appraisal” on page 55.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on         , at       , local time, at Intellisync’s executive offices at 2550 North First Street, Suite 500, San Jose, California 95131 or at any postponement or adjournment of the special meeting. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about         .

Matters to be Considered

At the special meeting, our stockholders will be asked to consider and vote upon the following two proposals:

•       Proposal No. 1:   To adopt the merger agreement, as the same may be amended from time to time.

•       Proposal No. 2:   To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for Proposal No. 1 to adopt the merger agreement.

The board of directors of Intellisync has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and its stockholders and has unanimously approved and adopted the merger agreement. Our board of directors unanimously recommends that you vote “FOR” for adoption of the merger agreement and “FOR” granting the authority to the persons named as proxies to vote your shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement.

Record Date and Quorum

The holders of record of Intellisync common stock as of the close of business on December 8, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Stockholders who hold shares of Intellisync in “street name” may vote at the special meeting only if they hold a valid proxy from their broker. On the record date, there were 67,557,940 shares of our common stock outstanding and entitled to vote.

Each stockholder of record is entitled to one vote at the special meeting for each share of common stock held by the stockholder on the record date. Stockholders do not have cumulative voting rights.

The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the common stock held in treasury by Intellisync or owned by any of our subsidiaries for their own account are not considered to be outstanding for purposes of determining a quorum.

Stockholders are counted as present at the meeting if they (1) are present in person or (2) have properly submitted a proxy card or voted by telephone or by using the Internet. Under the Delaware General Corporation Law, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the special meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in the tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Shares that are timely voted by telephone, the Internet or a properly dated, executed and returned proxy card will be voted at the special meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the proposals mentioned in this proxy statement.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the Intellisync common stock outstanding and entitled to vote on the record date. The affirmative vote of a majority of the shares of Intellisync common stock represented at the special meeting and entitled to vote is required to adjourn or postpone the meeting. Each outstanding share of Intellisync common stock on the record date entitles the holder to one vote at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. Under the rules of NASDAQ, brokers, banks or other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and thus, absent specific instructions from the beneficial owner of the shares, brokers, banks and other nominees are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of Intellisync common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement.

As of December 8, 2005, the record date, the directors and current executive officers of Intellisync beneficially owned and were entitled to vote, in the aggregate, 3,055,609 shares of our common stock, or approximately 4.52% of the outstanding shares of our common stock outstanding on the record date. The directors and current executive officers have entered into voting agreements to vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” granting the authority to the persons names as proxies to vote their shares to postpone or adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement. See “The Merger—Voting Agreements” on page 53.

Attending the Meeting

If you hold your shares of Intellisync common stock in street name and you want to vote these shares in person at the Intellisync special meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting; Revocation

Voting by telephone or the Internet.   A stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. Intellisync encourages its stockholders to vote using these methods whenever possible.

Voting by proxy card.   All shares entitled to vote and represented by properly executed proxy cards received prior to the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by our board of directors. If any other matters are properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn the special meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intellisync does not currently anticipate that any other matters will be raised at the special meeting. If, however, a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Voting by attending the meeting.   A stockholder may also vote his or her shares in person at the special meeting. A stockholder planning to attend the special meeting should bring proof of identification for entrance to the special meeting. If a stockholder attends the special meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that the stockholder casts at the special meeting.

Changing vote; revocability of proxy.   If a stockholder has voted by telephone or the Internet or by sending a proxy card, the stockholder may change his or her vote before the special meeting. A stockholder that has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be. Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy card may be revoked by (1) filing with Intellisync’s Secretary, at or before the taking of the vote at the special meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the special meeting and voting in person (although attendance at the special meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by Intellisync’s Secretary prior to the taking of the vote at the special meeting. The written notice of revocation or subsequent proxy card should be hand delivered to Intellisync’s Secretary or should be sent so as to be delivered to Intellisync Corporation at 2550 North First Street, Suite 500, San Jose, California 95131, Attention: Secretary.

If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change these instructions.

Expenses of Solicitation of Proxies

Intellisync will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Intellisync may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for the solicitation services. Intellisync will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions, and these expenses will be shared equally between Intellisync and Nokia. Intellisync has retained InvestorCom, Inc. to assist it in the solicitation of proxies for the special meeting and will pay InvestorCom, Inc. customary fees, expected to be approximately $75,000, plus reimbursement of out-of-pocket expenses and other customary costs. Intellisync and Nokia, if requested, will also pay brokers, banks and other fiduciaries that hold shares of Intellisync common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

THE PARTIES TO THE MERGER

Intellisync Corporation

Intellisync Corporation develops, markets and supports desktop, enterprise and mobile carrier-class software that enables consumers, business executives and information technology professionals to extend the capabilities of enterprise groupware and vertical applications, data-enabled mobile devices and other personal communication platforms. The primary software applications we develop and market include push-email, data synchronization and systems management software. Our software also enables organizations to search, find, match and synchronize identity data within their computer systems and network databases.

Intellisync was incorporated in California on August 27, 1993 and was subsequently reincorporated in Delaware on November 27, 1996. Our principal executive offices are located at 2550 North First Street, Suite 500, San Jose, California 95131, Attention: Investor Relations, and our website can be accessed at www.intellisync.com. Our telephone number is (408) 321-3800.

We have organized our operations into a single operating segment encompassing the development, marketing and support of software and services that provide synchronization, wireless messaging, mobile application development, application/device management, real-time remote information access, secure VPN and identity searching/matching/screening capabilities.

For more information on Intellisync, see “Where You Can Find Additional Information” on page 59.

Nokia Inc.

Nokia Corporation is the parent of Nokia Inc. (we refer to Nokia Inc. as Nokia in this proxy statement). Nokia Corporation is the world’s largest manufacturer of mobile devices and a leader in mobile networks. Nokia Corporation connects people to each other and the information that matters to them with mobile devices and solutions for voice, data, imaging, games, multimedia and business applications. Nokia Corporation also provides equipment, solutions and services for operator and enterprise customers.

Nokia Corporation maintains listings on four major securities exchanges. The principal trading markets for its shares are the New York Stock Exchange, in the form of American Depositary Shares, and the Helsinki Exchanges, in the form of shares. In addition, the shares are listed on the Frankfurt and Stockholm stock exchanges. Nokia Corporation’s principal executive office is located at Keilalahdentie 4, P.O. Box 226, FIN-00045 Nokia Group, Espoo, Finland and their telephone number is +358 (0) 7 1800-8000. Nokia’s principal offices are located at 6000 Connection Drive, Irving, TX 75039, U.S.A., Attention: Legal Services, its telephone number is (972) 894-5000 and its website can be accessed at www.nokia.com.

Jupiter Acquisition Corporation

Jupiter Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Nokia Inc. Jupiter Acquisition’s principal executive offices are located at 6000 Connection Drive, Irving, TX 75039, U.S.A., c/o Nokia Inc., Attention: Legal Services, and its telephone number is (972) 894-5000.

Jupiter Acquisition was organized solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Jupiter Acquisition will merge with and into us. Intellisync will survive the merger as a wholly owned subsidiary of Nokia and Jupiter Acquisition will cease to exist at the effective time of the merger.

PROPOSAL NO. 1: THE MERGER

Background of the Merger

Intellisync’s senior management has periodically reviewed and assessed the various business trends and conditions impacting Intellisync and the wireless and mobile application software business generally, and regularly updated our board of directors regarding these matters. From time to time, Intellisync’s senior management has also reviewed with our board of directors strategic options potentially available to us, including growth through customer and product initiatives and growth by targeted acquisitions of other businesses. In addition, particularly in view of the trends towards continued consolidation and increased competition in our industry, our senior management and board of directors have considered the possibility of strategic combination transactions and commercial arrangements between Intellisync and other companies in similar and complementary lines of business.

Over the years, while Nokia and Intellisync have not partnered with one another in a significant manner, the two companies have been involved in various commercial transactions in the ordinary course of business and have engaged in periodic discussions as to potential business arrangements. In February 2005, Nokia and Intellisync began to consider entering into an original equipment manufacturer (or OEM) relationship. During the next several months, representatives of Nokia and Intellisync participated in a number of technical discussions with respect to Nokia’s needs and Intellisync’s capabilities and product offerings in connection with the prospective OEM relationship.

In April 2005, our management team held its annual operational planning meeting in Napa, California, which our board members were invited to attend. At the meeting, management reviewed our business and financial results and prospects, operational and development plans, and competitive and market conditions. Management noted in particular the increasing consolidation and competition in the software industry. Our management discussed a broad range of strategic options for Intellisync, including continuing on the course of growth and tactical acquisitions, divestitures, strategic combinations and a potential sale of Intellisync. At that time, our management preliminarily identified some potential partners for both commercial relationships as well as strategic business combinations.

On June 8, 2005, Woodson Hobbs, our Chief Executive Officer, and Korak Mitra, our Senior Vice President of Worldwide Carrier Sales, met with Olivier Cognet, Vice President of Strategy and Business Development of Nokia’s Enterprise Solutions Business Group, in White Plains, New York, to discuss the possible OEM and other commercial arrangements between Intellisync and Nokia. During that meeting, Mr. Cognet also inquired generally as to Intellisync’s interest in considering a business combination with Nokia. Mr. Cognet noted that in order for Nokia to consider a business combination, rather than an OEM or other commercial arrangements, Nokia needed Intellisync to provide Nokia with certain additional information about Intellisync’s capabilities and resources. Mr. Hobbs subsequently discussed Mr. Cognet’s overture with several members of our board of directors, including our Chairman, Mr. Michael Clair.

On June 30, 2005, Clyde Foster, our Chief Operations Officer, met with an executive of a large public company with which we have a commercial relationship and which Mr. Foster believed may have had an interest in a strategic transaction with us (which we will refer to in this proxy statement as Company X). At that meeting, Mr. Foster and the Company X executive discussed our relationship with Company X and the interest of Company X in discussing a further strategic relationship.

On July 5, 2005, Messrs. Foster and Mitra met with Mr. Cognet, Scott Cooper, Vice President, Mobility Solutions of Nokia’s Enterprise Solutions Business Group, Thomas Doak, Director of Technology of Nokia’s Enterprise Solutions Business Group, and Ms. Purnima Kochikar, Business Development Manager of Nokia’s Enterprise Solutions Business Group, for the purpose of responding to questions that Nokia had raised during the June 8, 2005 meeting. At the July 5, 2005 meeting, the parties discussed Intellisync’s capabilities and resources.

On July 6 and 7, 2005, our board of directors participated in an operations and strategic planning review at Intellisync’s executive offices. Substantial portions of these meetings were devoted to discussions regarding the status of the business of Intellisync, our competitive position and position in our target markets, our prospects as a stand-alone company and possible strategic alternatives to improve long-term stockholder value, including a potential business combination. Our board of directors and management discussed, in particular, the increased competitive pressures on Intellisync, including actual changes in the market that had already occurred as well as anticipated future changes, our prospects for internal growth, our scale relative to our major competitors and other market forces. The Intellisync board of directors determined that in this context, a business combination with a public company with significantly greater scale and resources might be an attractive strategic alternative to maximize stockholder value. Accordingly, our board of directors authorized Mr. Hobbs and the management team to further evaluate this possibility by continuing its discussions with Nokia and separately with other companies (including but not limited to Company X as well as with another company with which we had commercial relationships and that had expressed an interest in exploring a strategic transaction (which we will refer to in this proxy statement as Company Y)).

In early July 2005, we began to provide Company Y with information for review. On July 13, 2005, Mr. Foster met with certain executives from Company Y at our executive offices in San Jose, California to review our business, strategy and prospects.

On July 19, 2005, Mr. Hobbs spoke with Mr. Cognet and Ms. Kochikar to further review the possibility of a business combination with Nokia. During this meeting, the parties confirmed the need for further information sharing between Nokia and Intellisync in order to more effectively evaluate the feasibility of pursuing a business combination.

On July 20, 2005, our board of directors met to review the status of Intellisync’s business and to examine potential strategic alternatives for Intellisync. Management participated in this meeting and updated our board of directors as to the conversations that had occurred with Nokia and Company Y since the previous board meeting. Our board of directors determined that it would be in the best interests of Intellisync’s stockholders to further assess the possibilities of a business combination with Nokia or other potential strategic partners. Our board of directors authorized management to continue discussions with Nokia, Company X and Company Y, and directed management to identify other strategic parties that might have an interest in exploring a business combination with Intellisync.

As of July 25, 2005, we entered into a mutual non-disclosure agreement with Nokia in anticipation of the exchange of confidential corporate information and began to provide additional information to Nokia for review.

On July 26 and 27, 2005, the managements of Intellisync and Nokia held a series of due diligence meetings at Nokia’s offices in Mountain View, California. These meetings were attended by Messrs. Foster, Mitra, Steve Goldberg, our then Chief Strategy Officer, other members of Intellisync’s management, Mr. Rao, Director of Corporate Business Development of Nokia’s Enterprise Solutions Business Group, Ms. Kochikar and several other employees of Nokia. During the meetings, the attendees discussed the business, strategy and prospects of Intellisync, and also discussed some preliminary structural matters relating to a possible business combination with Nokia.

During the first two weeks of August, representatives of Nokia conducted additional due diligence review and held additional meetings with Intellisync management at Nokia’s offices in White Plains, New York and Mountain View, California. Company Y also continued to conduct its due diligence review of our business.

On August 1, 2005, Mr. Hobbs updated other members of our board of directors regarding the status of discussions with Nokia with respect to a potential business combination. On August 2, 2005, Messrs. Hobbs and Rao met to discuss potential structural matters relating to the potential business combination, and on August 5, 2005, Messrs. Hobbs and Cognet spoke by telephone to discuss further due diligence matters.

On August 9, 2005, our board of directors formed a special strategy committee to further evaluate and explore strategic alternatives available to Intellisync, both as a stand-alone enterprise as well as with respect to strategic partnering and business combinations. The special strategy committee was composed of three members of our board of directors: Mr. Richard Arnold, as chairman, and Messrs. Clair and Hobbs. The special strategy committee of our board of directors held meetings in person and by telephone at various times thereafter to discuss strategic alternatives for Intellisync and the status of discussions relating to potential strategic transactions with Nokia, Company X or Company Y. Over the course of the next three months, the special strategy committee regularly updated the full board of directors with respect to such matters.

On August 10, 2005, our management team held a due diligence meeting with the Company Y management team to review our business, strategy and prospects and to discuss matters relating to a potential strategic transaction.

On August 12, 2005, Messrs. Hobbs and Rao and a representative of Lehman Brothers Inc. (which we refer to in this proxy statement as Lehman Brothers), financial advisor to Nokia, met to discuss the status of discussions between Intellisync and Nokia.

On August 24, 2005, our board of directors met at Intellisync’s executive offices. During the meeting, the special strategy committee presented to the entire board of directors its view of Intellisync’s strategic and competitive position in the market and its future prospects. The board of directors reviewed and discussed Intellisync’s current stand-alone operating plan and Intellisync’s prospects with respect to a possible strategic transaction, as well as with respect to other potential strategic alternatives, including pursuing organic growth, divestitures of certain business groups and tactical acquisitions of other entities. Following this review, our board of directors authorized management, in consultation with our legal and financial advisors, to continue discussions with Nokia and others with regard to potential business combinations, and to engage in discussions with other parties that might be interested in a strategic transaction with Intellisync. In addition, our board of directors discussed whether to retain a financial advisor to assist our board and the special strategy committee, and discussed potential candidates to retain. Our board of directors determined that it would approve the retention of Evercore as Intellisync’s financial advisor. On August 26, 2005, Intellisync retained Evercore.

On August 31, 2005, representatives of Evercore met with Intellisync management and members of our special strategy committee to discuss strategic and financial considerations relating to any potential transaction with Nokia or other potential strategic partners identified by Intellisync or Evercore. In light of concerns that our business could be harmed if rumors about a potential strategic transaction involving us were to begin to circulate in the market, our board of directors determined that we should only approach those companies that we considered to be the most likely to be interested in a potential strategic transaction with us, and our board of directors, management and Evercore discussed which parties met that criterion. We determined that both management and Evercore should begin to contact certain of these other companies to determine whether they had any interest in potentially engaging in a strategic transaction with Intellisync.

On September 7, 2005, Mr. Hobbs met with representatives of Evercore in New York City, New York to discuss various strategies and recommendations for pursuing a potential strategic transaction, either with Nokia or another party. On the same day, Mr. Hobbs also met with Mr. Cognet and Mary McDowell, Executive Vice President and General Manager of Nokia’s Enterprise Solutions Business Group, to further discuss potential terms of a potential business combination of Intellisync and Nokia. From September 7 through September 30, 2005, members of Intellisync’s management, in consultation with the special strategy committee and our financial and legal advisors, continued discussions with representatives of Nokia, in person and by telephone, with respect to a potential business combination of Intellisync and Nokia. During that period, Messrs. Hobbs and Foster also engaged in conversations with Company X and other parties who had been identified as being potentially interested in exploring a strategic transaction with Intellisync. At that time, we provided confidential information concerning our business and products under a pre-existing non-disclosure agreement to another company with whom we have a commercial relationship (which we will refer to in this proxy statement as Company Z). Also during that period, Company Y informed us that it had no further interest in pursuing an acquisition of us at that time.

On September 30, 2005, Intellisync received an offer letter from Nokia proposing to acquire all the outstanding shares of our common stock for an offer price of $5.00 per share in cash, conditioned upon our entering into an exclusivity agreement with Nokia that would preclude us from soliciting alternative proposals from other parties during a thirty day exclusivity period. From September 30, 2005 through October 2, 2005, the special strategy committee, in consultation with our financial and legal advisors, discussed Nokia’s proposed offer and alternative prospects for Intellisync.

On October 2, 2005, Intellisync’s board of directors held a meeting in which representatives from Evercore as well as our legal advisors participated. Members of management and representatives of Evercore reviewed the terms and conditions of Nokia’s offer on September 30, 2005 with our board of directors. The Intellisync board of directors discussed the offer, in consultation with management and our financial and legal advisors. Our board of directors further discussed recommendations from management and our advisors relating to the status of negotiations with Nokia and other potentially interested parties, and further reviewed the opportunities and risks of the stand-alone business model for Intellisync. After discussing Nokia’s offer, as well as our then-current market position, the strategic rationale for a potential business combination with Nokia and potential valuation ranges, our board of directors determined that we would not enter into an exclusivity arrangement with Nokia at that time, and that we would seek to have Nokia increase its cash offer price. The Intellisync board of directors determined that we should continue discussions with Nokia with respect to its proposed terms for a business combination, and that our management and Evercore should also continue to contact and engage in discussions with other parties identified as being potentially interested in a strategic transaction with us. Following the meeting, representatives of Evercore communicated Intellisync’s position with respect to Nokia’s initial offer to representatives of Lehman Brothers.

On October 3, 2005, after learning that Intellisync’s board of directors had determined not to enter into an exclusivity agreement, Nokia withdrew its initial offer of $5.00 per share in cash.

On October 4, 2005, Mr. Clair and Ms. McDowell spoke by telephone about Nokia’s request for exclusivity. Ms. McDowell reiterated that an exclusive arrangement with Nokia would be required by Nokia in order to progress with negotiations. Mr. Clair indicated that Intellisync was not prepared to enter into an exclusive arrangement with Nokia at that time but was interested in continuing negotiations with Nokia with respect to a potential business combination. During that conversation, Mr. Clair and Ms. McDowell also further discussed Nokia’s vision and proposed business strategy for Intellisync in a business combination with Nokia.

From October 4 through October 11, 2005, Intellisync management and members of our special strategy committee continued to meet in person and by telephone to discuss the relative merits and risks of a strategic transaction with potentially interested parties, including Nokia. Our management and Evercore also continued to engage in discussions with Company X and Company Z and continued to contact other potentially interested parties. During that period Company X indicated to us that it had no further interest in pursuing an acquisition of us at that time.

On October 11, 2005, Nokia revived its initial offer of $5.00 per share. On October 12, 2005, our board of directors held a special meeting during which our management presented to our board of directors the status of their contacts and discussions with a number of other potentially interested parties, as well as Nokia’s renewed offer. In consultation with management, our board of directors authorized Mr. Hobbs to seek an increase in Nokia’s offer price and negotiate potential terms of exclusivity, while also continuing to talk with other potentially interested parties. From October 12 through October 17, 2005, Mr. Hobbs negotiated with Nokia as to the terms of its offer and continued to meet with and discuss the possibility of a strategic combination transaction between Intellisync and Company Z or other potentially interested parties.

On October 17, 2005, Intellisync received an offer of $5.25 per share in cash from Nokia, which offer was conditioned on our entering into a 30-day exclusivity period with Nokia. On October 18, 2005, Skadden, Arps, Slate, Meagher & Flom, LLP, legal counsel to Nokia, delivered a draft exclusivity agreement to Intellisync.

From October 17 through October 20, 2005, our management and board of directors, in consultation with our financial and legal advisors, discussed the proposed transaction with Nokia, including the price of the offer and Nokia’s request for exclusivity. From October 18 through October 20, 2005, we and Nokia, in consultation with our respective financial and legal advisors, also negotiated the terms of the exclusivity. Mr. Hobbs indicated to Nokia that our board of directors was not prepared to enter into a thirty-day exclusivity at the price of $5.25 per share, and sought to have Nokia increase its cash offer price, but Nokia was unwilling to do so. On October 20, 2005, Company Z indicated to us that it had no further interest in undertaking an acquisition of us at this time, and our management informed our board of directors that each of Company X, Company Y and Company Z as well as the potentially interested parties that management or Evercore had contacted had each declined to participate in pursuing an acquisition of us at that time. Our board of directors then authorized management to enter into an exclusivity agreement with Nokia for a period not to exceed 21 days, and on October 20, 2005, Intellisync entered into a 21-day exclusivity agreement with Nokia.

At the same time that the exclusivity agreement was entered into, Intellisync also authorized Nokia to begin a broader due diligence review of Intellisync. Between October 21, 2005 and November 15, 2005, Nokia conducted additional legal and financial due diligence of Intellisync, including at meetings on October 26 through October 28, 2005, at which Messrs. Hobbs, Foster, Kitchen and other members of Intellisync’s management further discussed our business, strategy, competitive environment and financial results and prospects with representatives of Nokia, Lehman Brothers and Skadden Arps.

On October 29, 2005, Skadden Arps delivered a draft of the merger agreement and form of voting agreement to Intellisync and Simpson Thacher & Bartlett LLP, Intellisync’s legal advisors for the transaction. On November 2, 2005, Simpson Thacher & Bartlett LLP delivered proposed revisions to the merger agreement to Nokia and Skadden Arps. Between November 5 and November 15, 2005, Intellisync, Nokia and their respective legal advisors exchanged several drafts of the merger agreement and form of voting agreement and engaged in negotiations regarding their terms. During this period, Nokia also continued to conduct its due diligence review of Intellisync by requesting and reviewing additional materials and asking questions of our management and our representatives.

Our board of directors held a special meeting on November 7, 2005. At this meeting, the board of directors and management of Intellisync reviewed and discussed the status of negotiations regarding the terms of the proposed merger, as well as the status of Nokia’s due diligence review of Intellisync. In addition, our legal advisors reviewed with members of our board of directors their fiduciary duties in connection with a possible merger transaction with Nokia and answered questions of directors regarding those duties and various other legal matters. Representatives of Evercore presented financial information to the Intellisync board of directors regarding the potential merger and Intellisync on a stand-alone basis, and responded to questions by board members. Mr. Hobbs also reported to the board of directors that Nokia had expressed a desire to retain certain key employees of Intellisync after the merger.

On Monday, November 7, 2005, an anonymous third-party posting on Intellisync’s internet message boards erroneously referred to a possible sale of Intellisync to a third party for a specified purchase price. Later that day, Intellisync learned that various internet websites and certain analysts who cover Intellisync had reported the activity on our internet message boards, and other rumors about a possible sale of Intellisync to other third parties appeared on our internet message boards. The closing price of our common stock on November 4, 2005 was $4.34. At the close of the trading on November 7, 2005, our stock price had increased approximately 12% to $4.86, and thereafter rose to a closing price on November 15, 2005 of $5.54 an increase of 27.6% from the closing price on November 4, 2005.

On November 8, 2005, Intellisync’s board of directors met to discuss the status of the negotiations with Nokia, including open issues relating to diligence and employee retention matters, and the request by Nokia for a ten business day extension of the exclusivity period. The board of directors provided direction to management regarding negotiation of the remaining issues, but did not authorize management to extend the exclusivity period at that time.

At a meeting on November 10, 2005, our board of directors continued to discuss the proposed merger with Nokia, and our legal advisors updated the board on the status of the negotiation of open issues relating to diligence and employee retention matters. Our board of directors considered the request from Nokia for an extension of the exclusivity period, and thereafter determined to extend the exclusivity period for an additional four days until 11:59 p.m. on November 14, 2005.

From November 11, 2005 through November 15, 2005, Intellisync and Nokia and their respective legal advisors continued to meet to negotiate the terms of the merger agreement and related documents.

On November 13, 2005, our board of directors met to discuss the proposed merger. At the meeting, representatives of Evercore presented financial information to our board of directors with respect to the proposed merger. Our legal advisors updated the Intellisync board of directors on the status of negotiations with Nokia and reviewed the principal terms of the draft definitive documentation, including the merger agreement and form of voting agreement and summarized the status of negotiations relating to open issues about diligence and employee retention matters. In addition, our legal advisors reviewed with the directors their fiduciary duties in connection with a possible merger with Nokia. Following the meeting, at the direction of our board of directors, Mr. Hobbs sought to have Nokia increase its cash offer price, but Nokia refused to increase its price.

On November 13 and 14, 2005, Messrs. Foster, Kitchen and certain other non-executive employees of Intellisync identified by Nokia, negotiated and finalized the terms of their employment arrangements with Nokia after the merger.

On November 15, 2005, our board of directors held a special meeting at which the proposed merger was discussed and considered. At this meeting, Intellisync management made presentations to the board of directors regarding our business, strategy, competitive environment and financial results and prospects, as well as the proposed merger. Simpson Thacher & Bartlett LLP reviewed the outcome of further negotiations with Nokia with respect to the merger agreement and the fiduciary duties of the Intellisync board of directors in connection with the proposed merger. Messrs. Hobbs and Foster and our legal advisors also apprised the Intellisync board of directors of the interests of certain persons in the transaction described under “Interests of Certain Persons in the Merger” on page 32. Representatives of

Evercore reviewed the financial terms of the proposed merger and delivered to the Intellisync board of directors Evercore’s oral opinion, subsequently confirmed in writing, that as of November 15, 2005, the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications stated in the opinion, the merger consideration to be received by the holders of our common stock (other than Intellisync, Nokia and their respective wholly owned subsidiaries and stockholders exercising dissenter’s rights to appraisal) pursuant to the merger agreement, was fair, from a financial point of view, to the holders of those shares. Following the presentations, the members of our board of directors other than Mr. Hobbs then met in executive session with representatives of Simpson Thacher & Bartlett LLP to discuss the potential transaction. After further review and discussion, the board of directors voted unanimously to approve the merger agreement and resolved to recommend that our stockholders vote to adopt the merger agreement, and authorized management of Intellisync to execute and deliver the merger agreement. Thereafter, Intellisync and Nokia executed the merger agreement.

The signing of the merger agreement was publicly announced on November 16, 2005, prior to the opening of trading on The Nasdaq National Market.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that our stockholders vote to adopt the merger agreement, the Intellisync board of directors consulted with management and our financial and legal advisors. Our board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•       information with respect to the financial condition, results of operations, business and prospects of Intellisync, including management’s projections of future earnings and growth of Intellisync, the inherent uncertainties and contingencies associated with financial projections, and the economic and competitive market conditions affecting Intellisync, including difficulties in maintaining our market share and the competitive pricing pressures on our business;

•       our current and future operating risks and opportunities if we were to remain as an independent publicly traded company in light of a number of relevant factors such as industry trends and the challenges affecting Intellisync, including the increasing importance of scale and scope and the intensified competitive challenges from both historical competitors such as Palm as well as more recent market entrants such as Microsoft Corporation, LM Ericsson Telephone Company and Motorola, Inc.;

•       our board of directors’ belief, in light of its knowledge of our business, financial condition, results of operations, prospects and the business and competitive environment in which we operate, that the merger is more favorable to our stockholders than any other alternative reasonably available to Intellisync;

•       the process through which Intellisync, with the assistance of our financial advisors, engaged in or sought to engage in discussions with companies believed to be the most likely candidates to pursue a business combination with or an acquisition of Intellisync, as further described above under “Background of the Merger,” and the fact that no strategic or financial buyer other than Nokia had made a proposal to acquire us;

•       the potential for obtaining a superior offer from an alternative purchaser to Nokia in light of the other potential purchasers previously identified and contacted by our management or our financial advisors and the risk of losing the proposed transaction with Nokia;

•       the potential stockholder value that our board of directors believed might result from other possible alternatives to the proposed merger, including the alternative of continuing to operate Intellisync on a stand-alone basis or seeking to grow through acquisitions, as well as the risks and uncertainties associated with those alternatives;

•       the belief of our board of directors that, after extensive negotiations with Nokia and its representatives, we have obtained the highest price per share that Nokia is willing to pay and the highest price obtainable on the date of signing of the merger agreement, including the $0.25 per share increase in the cash merger consideration over the original price offered by Nokia;

•       the historical market prices, volatility and recent trading activity of our common stock, and the fact that the $5.25 per share to be paid for each share of our common stock in the merger represents a premium over the prices at which shares of Intellisync common stock have recently traded. Specifically, our board of directors noted that although the cash merger consideration of $5.25 per share represents a discount of approximately 5.2% of the closing price of Intellisync common stock on November 15, 2005, the date of the board meeting, it also represents:

•        a premium of approximately 20.6% over the average closing price of Intellisync common stock during the one-month period prior to November 4, 2005, which was the last trading day prior to the impact of rumors of a potential bid by a third party other than Nokia;

•        a premium of approximately 23.0% over the closing price of Intellisync common stock on October 20, 2005, the date we entered into the exclusivity agreement with Nokia; and

•        a premium of approximately 57.0% over the average closing price of Intellisync common stock during the six-month period prior to November 4, 2005; and

•        a premium of approximately 81.8% over the average closing price during the one-year period prior to November 4, 2005;

•       the increase in the trading price of our common stock from the closing price of $4.34 on November 4, 2005 to the closing price of $5.54 on November 15, 2005 and the belief of our board of directors that the increase may have resulted from rumors about a potential sale of Intellisync;

•       the fact that the merger consideration consists solely of cash, which provides our stockholders with certainty of value for their shares of our common stock;

•       Evercore’s opinion addressed to the Intellisync board of directors that, as of November 15, 2005, the date of its opinion, and subject to the assumptions, limitations and qualifications stated in the opinion, the merger consideration to be received by the holders of our common stock (other than Intellisync and Nokia and their respective wholly owned subsidiaries and stockholders exercising dissenter’s rights to appraisal) pursuant to the merger agreement was fair, from a financial point of view, to the holders of those shares, together with the analyses performed by Evercore in connection with the preparation of its opinion and presented by Evercore to the Intellisync board of directors (see “The Merger—Opinion of Our Financial Advisor” and Annex B to this proxy statement);

•       the adequacy of Nokia’s capital resources to pay the merger consideration;

•       the terms and conditions of the merger agreement resulting from the arm’s length negotiations between Intellisync and Nokia, as reviewed by our board of directors with our legal advisors, including:

•        provisions allowing Intellisync, under certain circumstances, to terminate the merger agreement in the event we receive an unsolicited bona fide superior third party acquisition proposal, as more fully described below under “The Merger—The Merger Agreement—Superior Offers” on page 48;

•        the $14,120,000 termination fee, and the circumstances when that fee would be payable;

•        the limited number and nature of the conditions to Nokia’s obligation to complete the merger, including (but not limited to) the absence of a financing condition;

•        the definition of “material adverse effect,” which includes negotiated exceptions providing, among other things, that a material adverse effect will not include changes, events or circumstances to the extent resulting from any of the following:

•       changes in general economic or market conditions affecting the industry generally in which we operate that do not disproportionately affect us as compared to other similarly situated industry participants;

•       changes in applicable law or generally accepted accounting principles;

•       the announcement or pendency of the merger agreement, including without limitation to the extent attributable to that announcement or pendency: the termination by any of our customers, distributors or other parties of their business or contractual relationships with us or our subsidiaries or any adverse development with respect to those relationships or the voluntary termination of employment by any of our employees;

•       compliance by us with the terms and conditions of the merger agreement;

•       any derivative or other stockholder litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

•       any failures by us to meet our revenue or earnings estimates, taking into account the underlying causes of any such failure in making a determination as to whether there has been a material adverse effect; or

•       acts of terrorism or war which do not disproportionately affect us in any material respect;

•       the voting agreements with our officers and directors terminate in the event that the merger agreement is terminated, permitting those persons under that circumstance to support a transaction involving a superior offer (see “The Merger—Voting Agreements” on page 53); and

•       the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allow those holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Rights of Appraisal” on page 55 and Annex C).

The Intellisync board of directors also considered the following risks and other countervailing factors, among others:

•       the risk that the merger might not be completed in a timely manner or at all;

•       the possibility that United States or foreign antitrust regulatory authorities might seek to impose conditions on or enjoin or otherwise prevent or delay the merger, and that if these conditions would have a material consequence on Nokia, Nokia would not be required to complete the merger even if the merger agreement is adopted by our stockholders;

•       the fact that, in the event that any of the other conditions to the completion of the merger are not satisfied, Nokia would not be required to consummate the merger even if the merger agreement is adopted by our stockholders;

•       the interests of Intellisync’s executive officers and directors in the merger as described under “The Merger—Interests of Certain Persons in the Merger;”

•       the fact that our stockholders, by virtue of the merger consideration consisting solely of cash, will not participate in any future earnings or growth of Intellisync and will not benefit from any appreciation in value of Intellisync following the merger unless they currently have, or acquire in the future, shares of stock or other equity interests in Nokia independently of this merger transaction;

•       the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•       the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that Intellisync pay a termination fee in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders;

•       the potential loss of one or more customer or other commercial relationships of Intellisync as a result of the customer’s or other party’s unwillingness to do business with Nokia, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of the merger;

•       the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•       the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel.

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and our stockholders. The Intellisync board of directors has unanimously approved and adopted the merger agreement and recommends that you vote to adopt the merger agreement at the special meeting. While our board of directors as a whole did not assign relative weights to the above factors or the other factors considered by it, individual members of our board of directors, however, may have given different weights to different factors. In addition, the Intellisync board of directors did not reach any specific conclusion on each factor considered but, with the assistance of its advisors, conducted an overall analysis of these factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, by unanimous vote:

•       has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Intellisync and its stockholders;

•       has approved and adopted the merger agreement; and

•      recommends that Intellisync’s stockholders vote “FOR” the adoption of the merger agreement and “FOR” granting the authority to the persons named as proxies to vote each Intellisync stockholder’s shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement.

Opinion of Our Financial Advisor—Evercore Group Inc.

Our board of directors engaged Evercore to act as its sole financial advisor in connection with the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Intellisync common stock, other than holders of dissenting shares and shares held by Intellisync or Nokia or their respective wholly owned subsidiaries. For purposes of this proxy statement we refer collectively to dissenting shares and shares held by Intellisync or Nokia or their respective wholly owned subsidiaries as “excluded shares.”

Evercore did not address Intellisync’s underlying business decision to effect the merger and expressed no opinion or recommendation as to how the stockholders of Intellisync should vote at the stockholders’ meeting to be held in connection with the merger. Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Intellisync common stock, other than holders of excluded shares, in the merger.

On November 15, 2005, Evercore delivered its opinion to the Intellisync board of directors that, as of that date, and subject to the factors, limitations, qualifications and assumptions set forth therein, the merger consideration to be received by the holders of shares of Intellisync common stock, other than holders of excluded shares, was fair, from a financial point of view, to the holders of such shares of Intellisync common stock.

Evercore is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations, recapitalizations and financial restructurings. Evercore was selected as the financial advisor to the Intellisync board of directors on the basis of its reputation and experience.

The full text of Evercore’s written opinion is attached as Annex B to this proxy statement and sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. The summary of Evercore’s written opinion below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety.

In connection with rendering its opinion, Evercore, among other things:

•       analyzed certain publicly available business and financial statements, including publicly available financial projections, and other information relating to Intellisync;

•       analyzed certain internal financial statements and other financial and operating data concerning Intellisync prepared by and furnished to Evercore by the management of Intellisync;

•       analyzed certain financial projections concerning Intellisync prepared by and furnished to Evercore by the management of Intellisync;

•       discussed the past and current operations and financial condition and the prospects of Intellisync with the management of Intellisync;

•       reviewed the reported prices and trading activity of the common stock of Intellisync;

•       compared the financial performance of Intellisync and the prices and trading activity of the common stock of Intellisync with that of certain publicly-traded companies and their securities that Evercore deemed relevant;

•       reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions that Evercore deemed relevant;

•       participated in discussions and negotiations among representatives of Intellisync, Nokia, and their advisers;

•       reviewed a draft of the merger agreement dated November 15, 2005; and

•       performed such other analyses and examinations and considered such other factors as Evercore has in its sole judgment deemed appropriate.

For the purposes of its analysis and opinion, Evercore has not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by or for Evercore. With respect to the financial projections of Intellisync which were furnished to Evercore, Evercore assumed that such financial projections had been reasonably prepared by Intellisync, on bases reflecting the then best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Intellisync. Evercore expresses no view as to such financial projections or the assumptions on which they are based.

Evercore has not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Intellisync, nor was Evercore furnished with any such appraisals. Evercore’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information contained in the merger agreement and related exhibits thereto made available to Evercore as of November 15, 2005. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

In receiving Evercore’s opinion on November 15, 2005, and reviewing with Evercore the written materials prepared by Evercore in support of its opinion, the board of directors of Intellisync was aware of and consented to the assumptions and other matters discussed above.

Summary of Analyses

The following is a summary of the material analyses performed by Evercore and presented to the Intellisync board of directors in connection with rendering its opinion. The summary of the opinion is qualified in its entirety by reference to the full text of Evercore’s written opinion, which is attached as Annex B to this proxy statement. You are urged to read the full text of the Evercore opinion carefully in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Evercore.

Evercore considered a number of analyses in assessing the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Intellisync common stock, other than holders of excluded shares. These analyses included: (1) a historical public market trading levels analysis; (2) a discounted cash flow analysis; (3) a peer group trading analysis; (4) an analysis of selected precedent transactions; (5) an analysis of implied transaction premiums; and (6) an analysis of research analyst price targets.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. The summary data and tables alone are not a complete description of the financial analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Evercore’s financial analyses.

Historical Public Market Trading Levels Analysis

Evercore reviewed the average closing share prices and certain prior closing share prices of Intellisync common stock over various periods, each one ending on November 4, 2005, the last trading day prior to the impact of rumors of a potential bid by a third party (we refer to the closing share price on November 4, 2005 as the “unaffected price”). This unaffected per share price was $4.34.  On Monday, November 7, 2005, rumors about a possible sale of Intellisync to a third party, other than Nokia, for a specific price appeared on the internet message boards relating to Intellisync (as further described above under “The

Merger—Background of the Merger” on page 15) and the closing share price rose to $4.86. The use of incremental time periods is designed to capture the progression of Intellisync’s share price and isolate the effects of specific corporate or other events on share price performance. The table below illustrates (i) the premium implied by the $5.25 per share merger consideration to the historical average closing share prices for each of those periods and the high and low closing share prices for the last twelve months (which we refer to in this proxy statement as “LTM”) ending on November 4, 2005; and (ii) the premium implied by (a) the implied $428.2 million enterprise value assuming the $5.25 per share merger consideration to (b) the implied enterprise values assuming the average closing share prices for each of those periods and assuming the LTM high and low closing share prices, in each case of (i) and (ii), ending on November 4, 2005.

	Historical Average Closing Share Price	Implied Enterprise Value
Trading Period	Premium	Premium
10-Day	18.9%	22.9%
1-Month	20.6%	25.1%
3-Month	31.0%	38.4%
6-Month	57.0%	69.0%
1-Year	81.8%	97.7%
LTM High	7.4%	8.7%
LTM Low	200.0%	216.4%

Discounted Cash Flow Analysis

Evercore calculated the estimated present value of Intellisync’s future unlevered free cash flows (which we refer to in this proxy statement as “FCF”) for the fiscal years 2006 through 2010 based on the financial projections prepared by Intellisync’s management (which we refer to in this proxy statement as the “base case”), as well as an adjusted set of financial projections derived from the base case assuming that Intellisync is able to achieve 85% of the FCFs in the base case (which we refer to in this proxy statement as the “adjusted case”). Evercore prepared the adjusted case based on guidance from the management of Intellisync as a sensitivity case in order to incorporate the effect of potential risks relating to Intellisync management’s business plan in the discounted cash flow analysis. Evercore noted that such modification to the assumptions about FCFs was reviewed by the management of Intellisync who believe that it is a reasonable representation of a more conservative forecast of Intellisync’s financial performance.

Evercore then calculated a range of terminal values in the year 2010 based on perpetuity growth rates of FCFs ranging from 3.0% to 5.0%. The present value of the future cash flows and terminal values were discounted using a range of discount rates of 12.5% to 17.5%. The discount rate range was determined based on estimates of Intellisync’s weighted average cost of capital.

The following table summarizes the results of the discounted cash flow analysis:

Implied Price Per Share: Base Case

		Discount Rate
		12.5%	15.0%	17.5%
Implied FCF	3.0%	$ 6.99	$ 5.60	$ 4.69
Perpetual	4.0%	7.60	5.95	4.91
Growth Rate	5.0%	8.37	6.36	5.16

Implied Price Per Share: Adjusted Case

		Discount Rate
		12.5%	15.0%	17.5%
Implied FCF	3.0%	$ 6.06	$ 4.87	$ 4.10
Perpetual	4.0%	6.58	5.17	4.29
Growth Rate	5.0%	7.23	5.52	4.50

Based on its discounted cash flow analysis, and taking into consideration the management and adjusted financial projections, Evercore estimated an implied value range for Intellisync common stock of approximately $4.50 to $6.99 per share, compared to the per share merger consideration of $5.25.

While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions relating to future events, including assets and earnings growth rates, terminal values and discount rates. Accordingly, such information cannot be considered a reliable predictor of future operating results and should not be relied on as such.

Peer Group Trading Analysis

Evercore analyzed selected operating and financial information provided by the management of Intellisync, stock price performance data and valuation multiples for Intellisync, and compared such data to those of selected publicly traded companies with certain operations and characteristics that Evercore deemed to be reasonably similar to Intellisync for purposes of this analysis. Evercore used the earnings forecasts for these companies from Wall Street estimates. For Intellisync, earnings forecasts were based on Intellisync management’s financial projections and Wall Street projections. In conducting its analysis, Evercore considered the trading multiples of the following companies:

Citrix Systems, Inc.
Comverse Technology, Inc.
JAMDAT Mobile Inc.
Novell, Inc.
Openwave Systems Inc.
Palm, Inc.
Research in Motion Limited
Sybase, Inc.
Symbol Technologies, Inc.
VeriSign, Inc.
WebEx Communications, Inc.

As part of its peer group trading analysis, Evercore reviewed, among other things, the multiples of enterprise value to projected 2005 and 2006 revenue and earnings before interest, taxes, depreciation and amortization (or EBITDA), and current stock price to projected earnings per share. The multiples are based on the closing stock prices of these companies on November 15, 2005.

The following table summarizes the analysis:

			Enterprise Value /								Price /
	Price	Enterprise	Revenue				EBITDA				Earnings
Name	11/15/2005	Value	2005E		2006E		2005E		2006E		2005E		2006E
Management Projections
Intellisync—Current Price	$ 5.54	$ 456	6.8	x	4.9	x	NM		29.6	x	NA		48.2	x
Intellisync—Unaffected Price	4.34	341	5.1		3.7		NM		22.1		NA		37.1
Intellisync—Offer Price	5.25	428	6.4		4.6		NM		27.8		NA		45.5
Wall Street Projections
Intellisync—Current Price	$ 5.54	$ 456	7.0	x	5.6	x	NM		48.9	x	NA		68.2	x
Intellisync—Unaffected Price	4.34	341	5.2		4.2		NM		36.6		NA		52.4
Intellisync—Offer Price	5.25	428	6.6		5.2		NM		45.9		NA		64.4
	Mean		3.3	x	2.7	x	17.7	x	11.5	x	32.6	x	23.4	x
	Median		3.0		2.6		16.8		11.2		26.8		20.6
	Maximum		6.2		4.3		33.6		18.1		76.9		45.4
	Minimum		0.7		0.6		8.6		6.9		17.1		16.1

Based on Evercore’s analysis of enterprise value as a multiple of projected 2006 revenue and EBITDA, for the companies above, Evercore selected a revenue trading multiple range for 2006 of 2.5x to 4.0x and an EBITDA trading multiple range for 2006 of 11.0x to 15.0x, respectively. Based on the projections and assumptions set forth above, the peer group trading analysis of Intellisync yielded implied enterprise value ranging from $169.5 million to $368.5 million and implied equity value per share ranging from $2.26 to $4.63, compared to the $5.25 per share merger consideration.

Evercore selected the peer group companies above because their businesses and operating profiles are reasonably similar to those of Intellisync. However, because of the inherent differences among the business, operations and prospects of Intellisync and the businesses, operations and prospects of the selected peer group companies, no peer group company is exactly the same as Intellisync. Accordingly, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group company analysis. Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Intellisync and the companies included in the peer group company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Intellisync and the companies included in the peer group trading analysis.

Selected Precedent Transaction Analysis

Evercore reviewed and analyzed selected merger and acquisition transactions involving companies that Evercore, based on its experience with merger and acquisition transactions, determined to be similar in some respects to the proposed merger for purposes of this analysis. Evercore reviewed, among other things, the ratio of the companies’ enterprise value implied in the respective transactions to their LTM revenues.

The precedent transactions selected in the Evercore analysis included:

Target	Acquiror	Date Announced
Peregrine Systems, Inc.	Hewlett-Packard Company	09/19/2005
PalmSource, Inc.	ACCESS Co., Ltd.	09/09/2005
Flarion Technologies Inc.	QUALCOMM Incorporated	08/11/2005
Retek Inc.	Oracle Corporation	03/08/2005
Airespace, Inc.	Cisco Systems, Inc.	01/12/2005
TippingPoint Technologies, Inc.	3Com Corporation	12/13/2004
Spatial Wireless	Alcatel	09/17/2004
Spectel, Inc.	Avaya Inc.	08/03/2004
Zyray Wireless Inc.	Broadcom Corporation	06/16/2004
Telica	Lucent Technologies Inc.	05/24/2004
Voyant Technologies, Inc.	Polycom, Inc.	11/21/2003
Latitude Communications, Inc.	Cisco Systems, Inc.	11/12/2003
Winphoria Networks	Motorola, Inc.	04/15/2003
The Linksys Group, Inc.	Cisco Systems, Inc.	03/20/2003
CommWorks	UTStarcom, Inc.	03/04/2003

Evercore noted that the mean and median for the ratio of enterprise value to LTM revenue is 5.8x and 2.8x, respectively.

Based on its valuation analysis of the selected precedent transactions, and taking into consideration the differences that may exist between the above transactions and Intellisync’s proposed merger with Nokia, Evercore selected an enterprise value to LTM revenue ratio range of 5.0x to 7.0x which yielded implied enterprise value ranging from $297.5 million to $416.5 million and implied equity value per share ranging from $3.89 to $5.13, compared to the $5.25 per share merger consideration.

Evercore noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market trading price fluctuations and microeconomic factors such as industry results and growth expectations. Evercore also noted that no company or transaction reviewed was identical to the proposed merger and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the precedent transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

Implied Transaction Premiums Analysis

Evercore reviewed and analyzed the premiums paid relative to public market pre-announcement trading prices for a selected group of technology transactions. Evercore examined a group of 38 transactions and a subgroup of 19 all cash transactions with transaction values between $250 million and $1 billion that were announced since January 1, 2001. Evercore calculated and compared the premiums paid in these transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of each target company one day, one week, one month, three months and six months prior to the announcement of each respective transaction. The premium calculations used for Intellisync are based on the $5.25 per share merger consideration, and closing share price as of November 4, 2005.

The following table summarizes the analysis:

Technology Transactions between $250 million and $1 billion—All Transactions
January 2001—November 2005 (38 Transactions)

	Premium to Average Stock Price:
	1 Day Prior	1 Week Prior	1 Month Prior	3 Month Prior	6 Month Prior
Mean	27.5%	28.2%	34.8%	40.1%	43.2%
Median	24.7%	23.1%	29.0%	30.2%	35.4%
Implied Per Share Price Based on Mean	$ 5.54	$ 5.49	$ 5.87	$ 5.62	$ 4.79
Implied Per Share Price Based on Median	$ 5.41	$ 5.27	$ 5.62	$ 5.22	$ 4.53

Technology Transactions between $250 million and $1 billion—All Cash Transactions
January 2001—November 2005 (19 Transactions)

	Premium to Average Stock Price:
	1 Day Prior	1 Week Prior	1 Month Prior	3 Month Prior	6 Month Prior
Mean	28.9%	30.2%	38.8%	46.5%	50.6%
Median	25.4%	23.7%	35.0%	36.4%	40.5%
Implied Per Share Price Based on Mean	$ 5.59	$ 5.57	$ 6.04	$ 5.87	$ 5.04
Implied Per Share Price Based on Median	$ 5.44	$ 5.29	$ 5.88	$ 5.47	$ 4.70

Source: SDC

Based on its analysis of all cash transactions, Evercore estimated an implied valuation range for Intellisync common stock of approximately $4.70 to $6.04 per share, compared to the $5.25 per share merger consideration.

Research Analyst Price Targets

Evercore compared recent publicly available research analyst price targets from ThinkEquity Partners LLC and Craig-Hallum Capital Group LLC, who were the only equity research analysts who published price targets for Intellisync and noted a 52-week price target range of $5.50 to $7.50, compared to the $5.25 per share merger consideration.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Evercore. In arriving at its fairness determination, Evercore considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Evercore. In performing its analyses, Evercore considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Intellisync and Evercore. The analyses performed by Evercore are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiations between Intellisync and Nokia. Analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which any security may trade at the present time or at any time in the future.

As described above, Evercore’s opinion to Intellisync’s board of directors was among many factors taken into consideration by Intellisync’s board of directors in making its determination to approve the merger agreement. The opinion of Evercore was provided to Intellisync’s board of directors and does not constitute a recommendation to any person, including the holders of Intellisync common stock, as to how such person should vote or act on any matter related to the merger agreement or the merger.

Evercore has acted as financial advisor to the Intellisync board of directors in connection with the merger and will receive an aggregate fee of $4.3 million for its services, which includes a fee of $400,000, which became payable upon the delivery of its opinion. The remainder of Evercore’s fee is contingent upon the consummation of the merger. Evercore will also be reimbursed for its reasonable and customary expenses in connection with its engagement by Intellisync. Intellisync also agreed to indemnify Evercore and certain related persons against liabilities arising out of the engagement of Evercore. Intellisync has not had, at any time during the two year period prior to August 26, 2005, the date on which Intellisync formally engaged Evercore for purposes of this transaction, any material relationship with Evercore.

Delisting and Deregistration of Intellisync Common Stock

Following the completion of the merger, Intellisync common stock will be delisted from The Nasdaq National Market and deregistered under the Exchange Act, and Intellisync will no longer file periodic reports with the SEC.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interests and, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Intellisync Change in Control Agreements

We have entered into employment agreements with certain of our executive officers that contain protective change in control arrangements. A summary of the material provisions of these agreements is provided below:

Woodson Hobbs.   We entered into an employment agreement with Mr. Hobbs, dated June 14, 2002, under which Mr. Hobbs was engaged as our President and Chief Executive Officer. The employment agreement, as amended, entitles Mr. Hobbs to receive pro rata compensation and benefits for a six-month period if he is subject to an involuntary termination (as described below), which includes an involuntary termination that occurs within twelve months following a change of control, provided that he executes a comprehensive release of claims. In addition, upon a change of control, all unvested shares of Intellisync common stock owned or under options held by Mr. Hobbs will vest in full. Change of control, as defined in Mr. Hobbs’ agreement, will include the merger with Nokia. Currently, Nokia has not made an offer to Mr. Hobbs to continue his employment with Intellisync or Nokia after the merger.

As of November 15, 2005, Mr. Hobbs held unvested options to purchase 1,939,584 shares of Intellisync common stock. Upon the closing of the merger, under the currently existing employment agreement, as amended, Mr. Hobbs will be entitled to acceleration of vesting for 100% of the unvested options held by him prior to the signing of the merger agreement on November 15, 2005.

The employment agreement provides for Intellisync to increase any severance amounts payable to Mr. Hobbs to cover any excise tax he may owe if his severance payments are deemed to constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, in connection with a change of control. His entitlement to any such additional severance amounts is dependent upon his execution of a comprehensive release of claims.

“Involuntary termination” has been defined in Mr. Hobbs’ employment agreement as:

•       a significant reduction or change in the scope of his duties or responsibilities, a removal from such duties or responsibilities or a reduction in his title, from those previously in effect;

•       a reduction in his base compensation by more than 10% (unless all other executive officers of Intellisync agree to a similar reduction); or

•       any termination of employment by Intellisync other than for disability or for cause, as defined in the employment agreement and set forth below.

“Cause” has been defined in his employment agreement as:

•       any act of personal dishonesty taken by Mr. Hobbs in his responsibilities as an employee and intended to result in substantial personal enrichment;

•       conviction of a felony; or

•       a willful act of gross misconduct which is injurious to Intellisync.

Clyde Foster.   Intellisync entered into an employment offer letter with Clyde Foster, dated September 5, 2002, under which Mr. Foster was engaged as our Senior Vice President of Sales and Marketing. On August 24, 2005, our board of directors approved a change of control agreement with Mr. Foster that provides for eighteen months acceleration of vesting of Mr. Foster’s regular options and 100% vesting of all performance options in the event of a change of control. Additionally, in the event Mr. Foster is terminated at any time by Intellisync or its successor for other than good reason (as described below), he is entitled to six months continuation of base salary, provided that he executes a comprehensive release of all claims, and if terminated by Intellisync or its successor for other than good reason within the twelve months following a change of control of Intellisync, he would also be entitled to receive 100% vesting of any outstanding options held by him at the time of termination and payment of COBRA premiums for a period of up to six months. However, under the terms of the employment offer letter he has entered into with Nokia, Mr. Foster has agreed to waive the accelerated vesting and to forfeit any unvested options held by him at the time of the merger. See “The Merger—Nokia Employment Offer Letters with Certain Executive Officers” on page 34. Change of control, as defined in Mr. Foster’s change of control agreement, will include the proposed merger with Nokia. As of November 15, 2005, Mr. Foster held unvested regular options to purchase 495,836 shares of Intellisync common stock and performance options to purchase 200,000 shares of Intellisync common stock.

“Good reason” is defined in Mr. Foster’s employment offer letter and change of control agreement as including termination for fraud, theft, dishonesty, conviction of a felony, or willful misconduct.

David Eichler, Robert Gerber, Blair Hankins, Scott Hrastar and Keith Kitchen.   Intellisync entered into an employment offer letter with David Eichler on September 15, 2005, under which Mr. Eichler was engaged as our Chief Financial Officer. Under the terms of this offer letter, if Mr. Eichler is terminated other than for good reason (as described below), he is entitled to six months continuation of base salary, provided that he execute a comprehensive release of all claims.

“Good reason” is defined in Mr. Eichler’s offer letter as including:

•  a serious, repeated or continued material breach of his obligations under his offer letter;

•  conduct tending to bring himself or Intellisync into disrepute;

•  failure to satisfactorily perform his duties following a written warning;

•  commitment of theft or any criminal or civil act prejudicial to Intellisync; or

•  commitment of any other offense of similar gravity to the above examples.

On April 1, 2004, Intellisync entered into an employment offer letter with Robert Gerber, under which Mr. Gerber was engaged as our Chief Marketing Officer. Under the terms of this offer letter, if Mr. Gerber is terminated other than for good reason (as described below), he is entitled to six months continuation of his base salary, provided that he execute a comprehensive release of all claims.

“Good reason” is defined in Mr. Gerber’s offer letter as including termination for fraud, theft, dishonesty, conviction of a felony, or willful misconduct.

On September 9, 2005, Intellisync entered into an employment offer letter with Blair Hankins, under which Mr. Hankins was engaged as our Senior Vice President of Technology. On August 9, 2005, Intellisync entered into an employment offer letter with Scott Hrastar, under which Mr. Hrastar was engaged as our Senior Vice President of Product Development.

In addition, our board of directors approved change of control agreements with Robert Gerber and Keith Kitchen on August 24, 2005, with Blair Hankins and Scott Hrastar on September 29, 2005 and with David Eichler on October 5, 2005.

Under the change of control agreements we have entered into with each of Messrs. Eichler, Gerber, Hankins, Hrastar and Kitchen, the following terms apply upon a change of control:

•       the executive will receive a twelve month acceleration of all options held by him at the time of such change of control (which, as defined in the change of control agreements, will include the proposed merger with Nokia); and

•       in the event the executive is terminated for other than good reason (as described below) within twelve months following a change of control, he will be entitled to receive 100% vesting of any outstanding options held by him at the time of termination, and payment of COBRA premiums for a period up to six months.

“Good reason” is defined in the change of control agreements as including termination for fraud, theft, dishonesty, conviction of a felony, or willful misconduct.

Additionally, under the change of control agreements, if the executive is terminated by Intellisync or its successor at any time for other than good reason, the executive is entitled to six months continuation of his base salary, provided that he execute a comprehensive release of all claims.

As of November 15, 2005, Messrs. Eichler, Gerber, Hankins, Hrastar and Kitchen, respectively, held unvested options to purchase 500,000, 370,834, 200,000, 200,000 and 127,085 shares of Intellisync common stock. Upon the closing of the merger, Messrs. Eichler, Gerber, Hankins and Hrastar will be entitled to acceleration of vesting of options to purchase 125,000, 133,333, 200,000 and 200,000 shares of Intellisync common stock, respectively.

Nokia Employment Offer Letters with Certain Executive Officers

Nokia has entered into employment offer letters with sixteen of our employees, including our executive officers, Messrs. Foster and Kitchen, which will become effective upon consummation of the merger. Either Nokia or the employees may terminate the agreements at any time. A summary of the material terms of the offer letters of Messrs. Foster and Kitchen follows:

Title and Salary.   Upon the closing of the merger, Mr. Foster will have the title of Vice President, Worldwide Sales and Support of Intellisync and will receive an annual base salary of $315,000, and Mr. Kitchen will have the title of Business Controller and will receive an annual base salary of $210,000.

Incentive Compensation.   Each of Messrs. Foster and Kitchen will be eligible to participate in Nokia’s Individual Short-Term Incentive Plan, which is a variable compensation plan providing for compensation based on individual, Nokia and team performance metrics. Mr. Foster will participate in the plan at the target level of 40% of his base salary and Mr. Kitchen at a target level of 25% of his base salary.

Waiver of Accelerated Vesting of Options and Forfeit of Unvested Options.   Under the terms of his agreement with Nokia, Mr. Foster has agreed to waive his rights to accelerated vesting of stock options awards under his change of control agreement with Intellisync and to forfeit any unvested options held by him at the time of the merger. Mr. Kitchen has not waived his rights to accelerated vesting, but has agreed to exercise all of his vested options at closing.

Performance Share Grant.   Each of Mr. Foster and Mr. Kitchen will be entitled to participate in Nokia’s Auxiliary Performance Share Plan with a grant of 115,000 and 10,000 target performance share units, respectively (up to a maximum of 143,750 shares and 12,500 shares, respectively). The grants will vest in their entirety if Messrs. Foster and Kitchen remain employees of Nokia through the first day of the calendar month after the second anniversary of the closing of the merger and a threshold level of performance relative to the predetermined criteria is achieved during that period.

Termination and Severance.   In the event that Messrs. Foster’s or Kitchen’s employment is terminated by Nokia for reasons other than cause prior to the two-year anniversary of the closing of the merger, they will be entitled to a cash equivalent payment in lieu of shares of Nokia stock for the performance shares grant described above, based on the time period and performance achieved, which would be paid at the two-year anniversary of the closing. In addition, Mr. Foster would be entitled to severance equal to the greater of six months base salary or the amount that he would be entitled to under Nokia’s then-current severance policy.

Benefits.   The employees will participate in employee benefits plans and programs provided by Nokia (or a subsidiary), with credit for certain eligibility and other purposes for prior employment with Intellisync. Mr. Foster will also be entitled to a car allowance of $10,000 per year.

Non-Solicitation and Non-Competition.   Each of Messrs. Foster and Kitchen has agreed that until the later of one year after the closing of the merger or one year after the date of termination of his employment with Nokia, he will not solicit any Nokia employees or consultants, or induce any Nokia customers to cease doing business with them, interfere with any Nokia business agreements or relationships with third parties or disparage Nokia’s business reputation. In addition, during that period, neither of them will have any business relation with certain named competitors of Nokia in the type and scope of activity and the geographic location to which these activities were directed by him during his employment, and will not own more than more than three percent of any of these named competitors.

Accelerated Vesting of Directors’ Options; Other Ownership Interests

We currently have compensation agreements with our directors Kirsten Berg-Painter and Michael Clair and change of control agreements with our directors Richard Arnold, Keith Cornell and Terrence Valeski, each of which agreements provide for the acceleration of vesting of all options to purchase common stock held by the director in the event of a change of control of Intellisync (which as defined in these agreements will include the merger with Nokia). As of November 15, 2005, Mr. Arnold held unvested options to purchase 83,334 shares of our common stock, Ms. Berg-Painter held unvested options to purchase 55,013 shares, Mr. Clair held unvested options to purchase 83,518 shares, Mr. Cornell held unvested options to purchase 50,000 shares, and Mr. Valeski held unvested options to purchase 50,000 shares. Mr. Cornell also held 1,000 shares of Nokia Corporation stock as of November 15, 2005, which shares Mr. Cornell had purchased prior to the time that we entered into discussions with Nokia.

Indemnification and Insurance

For six years after the completion of the merger, the certificate of incorporation and bylaws of the company surviving the merger will contain provisions regarding exculpation, indemnification and advancement of expenses which are no less advantageous to the directors, officers and employees who were indemnified by Intellisync immediately prior to completion of the merger as the exculpation, indemnification and advancement provisions that were contained in the certificate of incorporation and bylaws of Intellisync in effect at the time the merger agreement was executed. Nokia will continue to honor Intellisync’s existing indemnification agreements in effect at the time the merger agreement was executed to the extent disclosed to Nokia.

Nokia has also agreed to maintain directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms no less favorable to the insured than the current insurance maintained by Intellisync to cover the persons serving as officers and directors of Intellisync immediately prior to the effective time for a period of six years after completion of the merger, although Nokia will not be obligated to make annual premium payments in excess of 250% of the premiums currently paid by Intellisync for insurance.

This continued indemnification and coverage merely extends beyond closing of the merger the protections for our directors and officers that existed prior to the date of the merger agreement.

The interests described above may influence Intellisync’s directors and executive officers in making their recommendation that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider the Intellisync board’s recommendation that you vote in favor of adoption of the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code (which we refer to in this proxy statement as the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•       a citizen or individual resident of the United States for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States;

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion is directed solely to a holder that holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you as a holder in light of your particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, real estate investment trusts, regulated investment companies, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. We urge you to consult your own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you are urged to consult your tax advisors.

U.S. Holders

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for the common stock; and

•       the U.S. holder’s adjusted tax basis in the common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless that U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Intellisync common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Internal Revenue Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at the lower rate as may be specified by an applicable income tax treaty.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the merger, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Internal Revenue Code) or the owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

U.S. Antitrust Approvals.   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the HSR Act), and related rules, Intellisync and Nokia may not complete the merger until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Nokia and Intellisync, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Department of Justice or the Federal Trade Commission requests additional information or documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Federal Trade Commission or Department of Justice. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of the parties.

Other Antitrust Approvals.   Intellisync and Nokia may not complete the merger until they notify, furnish information to, and obtain clearance from authorities in Germany, Ireland, Italy and the Slovak Republic, respectively, under the Act Against Restrictions of Competition of 1958, as amended, the Competition Act 2002, the Italian Law No. 287 of 10 October, 1990 and the Slovak Act No. 136/2001 on Protection of Competition, as amended. We are also seeking approvals from antitrust authorities in certain other jurisdictions which are not conditions to closing of the merger.

While we expect to obtain all of these regulatory approvals, there can be no assurance that Nokia and Intellisync will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to Nokia’s obligation to complete the merger not being satisfied.

In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Nokia of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Intellisync 3% Convertible Senior Notes due 2009

On February 26, 2004, we completed the offering of $60,000,000 of convertible senior notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (which we refer to in this proxy statement as the Securities Act). The notes are convertible into shares of our common stock at the holder’s option at any time prior to the close of business on the final maturity date of the notes, subject to prior redemption of the notes. Upon the completion of the merger, under the terms of the indenture with respect to our convertible senior notes, our convertible senior notes will become convertible into the right to receive an amount in cash equal to $5.25 (the per share amount of the merger consideration) multiplied by the number of shares of Intellisync common stock into which the note would have been convertible immediately prior to the merger. Holders of the notes are not entitled to vote in connection with the merger.

The Merger Agreement

The following summary describes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. This information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that Intellisync, Nokia and Jupiter Acquisition have made to each other and such representations and warranties should not be relied on by any other person. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Intellisync has provided to Nokia in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Intellisync. These disclosure schedules contain information that has been included in our general prior public disclosures as well as potential additional nonpublic information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Merger

The merger agreement provides that, upon the closing, Jupiter Acquisition Corporation, a wholly owned subsidiary of Nokia, will merge with and into Intellisync with Intellisync surviving as a wholly owned subsidiary of Nokia. We refer to these transactions as the “merger.”

Effective Time and Closing

The parties will consummate the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, including adoption of the merger agreement by the Intellisync stockholders. The parties, upon satisfaction or waiver of the closing conditions will cause the merger to be effected by filing a certificate of merger with the Delaware Secretary of State.

The parties currently plan to complete the merger during the first calendar quarter of 2006. However, because completion of the merger is subject to governmental and regulatory approvals and other conditions, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied.

Treatment of Our Common Stock, Options and Stock Purchase Plan in the Merger

Common Stock.   At the effective time of the merger, each issued and outstanding share of our common stock will be cancelled and converted into the right to receive $5.25 in cash, without interest, (other than shares held by us, Nokia or our respective subsidiaries or shares held by our stockholders exercising dissenters’ rights to appraisal).

Stock Options.   At the effective time of the merger, each outstanding vested stock option (giving effect to any accelerated vesting resulting from the merger) and each outstanding stock option that is held by a person who is not an Intellisync employee will be cancelled and converted into the right to receive a cash payment (rounded down to the nearest whole cent) equal to the amount, if any, by which $5.25 exceeds the exercise price per share for the option, multiplied by the number of shares issuable upon the exercise of the option to the extent then-vested (giving effect to any accelerated vesting resulting from the merger), less required withholding taxes. Except as described below, all other unvested options will become exercisable for shares of Nokia Corporation stock, subject to the following:

•       each option will become exercisable for a number of whole shares of Nokia Corporation common stock equal to the product of the number of shares of our common stock that were issuable upon exercise of the option immediately prior to the merger (giving effect to any accelerated vesting resulting from the merger) multiplied by the ratio of $5.25 per share to the value of the closing price for a share of Nokia Corporation common stock on the trading day immediately prior to the merger, rounded down to the nearest whole number of shares of Nokia Corporation common stock (which calculation we refer to as the option ratio);

•       the per share exercise price for the shares of Nokia Corporation common stock issuable upon exercise of the option will be equal to the quotient determined by dividing the exercise price per share of our common stock for the option immediately prior to the merger by the option ratio, rounded up to the nearest whole cent;

•       each option, including incentive stock options, will be converted into a non-qualified stock option; and

•       each option will be adjusted to conform to the terms of Nokia’s existing equity plan, including the conversion of the option vesting schedule from monthly vesting to quarterly vesting.

In the event that Nokia determines that the option conversion described above is not in the best interests of Intellisync, Nokia or the applicable Intellisync optionholder, then Nokia, in its sole discretion, has the right to provide that the applicable option will be converted instead into the right to receive a cash payment at the effective time of the merger in the manner described above.

Intellisync Employee Stock Purchase Plan.   We will terminate the Intellisync Employee Stock Purchase Plan immediately prior to the effective time of the merger. Any offering period in progress will be terminated, and each participant’s accumulated contributions will be applied towards the purchase of Intellisync common stock at that time (unless the participant has previously withdrawn).

Exchange and Payment Procedures

At or prior to the effective time of the merger, Nokia will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Intellisync common stock with an exchange agent reasonably satisfactory to Intellisync. Promptly after the effective time, the exchange agent will mail a letter of transmittal and instructions to you and the other Intellisync stockholders. The letter of transmittal and instructions will tell you how to surrender Intellisync common stock certificates in exchange for the merger consideration.

You should not return Intellisync stock certificates with the enclosed proxy card, and you should not forward Intellisync stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Intellisync stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that those taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Nokia or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person to whom the consideration would otherwise have been paid.

None of the exchange agent, Intellisync or Nokia will be liable to any person for any cash delivered to a public official under any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for six months after the effective time of the merger, will be delivered to the surviving corporation to be held in trust for the holders. Holders of certificates who have not surrendered their certificates prior to the delivery of the funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction before the exchange agent issues the cash constituting the merger consideration and Nokia may, in its discretion and as a condition precedent to the issuance of the cash, require you to post a bond in an amount as it may reasonably direct as indemnity against any claim that may be made against Nokia, Intellisync or the exchange agent.

In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Representations and Warranties

We make various representations and warranties to Nokia and Jupiter Acquisition in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. You should be aware that these representations and warranties may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. Our representations and warranties relate to, among other things:

•       our and our subsidiaries’ proper organization, good standing and power to do business;

•       our capitalization, including the number of shares of our common stock, stock options and other securities;

•       our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•       our SEC filings since January 1, 2003, including the financial statements contained in those filings, and compliance with the Sarbanes-Oxley Act of 2002;

•       the absence of undisclosed liabilities;

•       the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since July 31, 2005;

•       proper preparation and timely filing of tax returns and timely payment of taxes;

•       valid ownership and possession of properties;

•       ownership of intellectual property, the absence of infringement of third party intellectual property rights and the absence of agreements affecting the intellectual property of Nokia and its affiliates (other than us and our subsidiaries after the merger);

•       absence of restrictions on business activities;

•       possession of necessary governmental authorizations;

•       absence of litigation;

•       compliance with applicable laws;

•       compliance with environmental laws;

•       disclosure of brokers’ and finder’s fees;

•       disclosure of transactions with affiliates;

•       employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•       disclosure of, and the absence of a default under, material contracts;

•       disclosure of our and our subsidiaries’ insurance policies;

•       compliance with export control laws and the Foreign Corrupt Practices Act of 1977, as amended;

•       accuracy of information supplied for the proxy statement in the connection with the merger;

•       the receipt by our board of directors of a fairness opinion from our financial advisor; and

•       the inapplicability of state anti-takeover statutes and regulations to the merger and the inapplicability of our stockholder rights agreement to the merger.

The merger agreement also contains various representations and warranties made by Nokia and Jupiter Acquisition to us that are subject, in some cases, to specified exceptions and qualifications. You should be aware that these representations and warranties may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. The representations and warranties relate to, among other things:

•       their proper organization and good standing;

•       their corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•       the availability of funds to complete the merger;

•       accuracy of information supplied for the proxy statement in connection with the merger;

•       absence of operations of Jupiter Acquisition other than in connection with the merger;

•       absence of litigation; and

•       the absence of certain brokers’ and finders’ fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

The representations and warranties of each of the parties to the merger agreement have been made solely for the benefit of the other party or parties, as applicable, to the merger agreement, and such representations and warranties should not be relied on by any other person. In addition, Intellisync’s representations and warranties were made as of a specified date, may be qualified by a standard of materiality different from what might be viewed as material to stockholders, may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts, or are qualified by the information in the disclosure schedules that Intellisync delivered to Nokia in connection with signing the merger agreement. The disclosure schedules referred to above contain information (including information that has been included in Intellisync’s prior public disclosures, as well as potential additional non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, regardless of whether an exception is noted. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Intellisync, Nokia or Jupiter Acquisition. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Definition of “Material Adverse Effect”

Certain of the representations and warranties made by Intellisync are qualified as to “material adverse effect.” Nokia’s obligation to complete the merger is also subject to the condition that no material adverse effect has occurred. See “The Merger—The Merger Agreement—Conditions to Closing of the Merger” on page 50.

For purposes of the merger agreement, “material adverse effect” means a change, event, violation, inaccuracy, circumstance of effect that is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries taken as a whole, other than to the extent resulting from:

•       changes in general economic or market conditions or effects affecting the industry generally in which we and our subsidiaries operate which do not disproportionately affect in any material respect us and our subsidiaries taken as a whole as compared to other similarly situated participants in the industry in which we and our subsidiaries operate;

•       changes in applicable laws, U.S. generally accepted accounting principles or international accounting standards;

•       the announcement or pendency of the merger agreement, including without limitation, the termination by or any adverse development with respect to any customers, distributors or other parties of their business relationships with us or our subsidiaries or the voluntary termination of employment by employees, to the extent the terminations or developments are attributable thereto;

•       compliance by us with the terms of the merger agreement;

•       any derivative or stockholder litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

•       any failures to meet revenue or earnings estimates (although the underlying causes of any change may be taken into account in determining whether there has been a material adverse effect); or

•       acts of war or terrorism which do not disproportionately affect in any material respect us and our subsidiaries taken as a whole.

As defined in the merger agreement, the term “material adverse effect” also includes a change, event, violation, inaccuracy, circumstance or effect that is reasonably likely to materially impede our authority to consummate the merger with Nokia.

Conduct of Business of Intellisync Pending the Merger

We have agreed that prior to completion of the merger, unless Nokia otherwise consents in writing, we will conduct our business in the ordinary course of business consistent with past practice, continue to pay our debts and taxes when due, and use all commercially reasonable efforts consistent with past practice (but taking into account the pendency of the merger), to preserve intact our business organization, keep available the services of our present executive officers and employees, and preserve our relationships with customers, suppliers, licensors, licensees and other persons with whom we do business consistent with our past practices.

We have agreed to promptly notify Nokia in writing if we determine in good faith that a material adverse effect has occurred.

We have also agreed that prior to the merger, subject to certain exceptions or unless Nokia gives its prior written consent (which consent will not be unreasonably withheld), we and our subsidiaries will not:

•       enter into a new line of business;

•       declare or pay dividends or other distributions on capital stock;

•       split, combine, reclassify or otherwise issue capital stock, except any transaction by a wholly owned subsidiary that remains a wholly owned subsidiary in the ordinary course of business consistent with past practice;

•       purchase, redeem or acquire of any of our or our subsidiaries’ capital stock, except repurchases of our unvested stock in connection with termination of employment;

•       issue, sell, pledge or otherwise encumber any capital stock or other voting securities or other securities convertible into capital stock or other voting securities, except: issuances on exercise of outstanding options; issuances under our employee stock purchase plan; limited grants of new options in the ordinary course of business consistent with past practice; issuances upon the exercise of existing warrants; issuances by our wholly owned subsidiaries to us or other wholly owned subsidiaries; and issuances upon conversion, exercise or exchange of currently outstanding securities;

•       amend our or our subsidiaries’ governing documents;

•       acquire by merger, consolidation or asset purchase any business or any party or division thereof;

•       acquire any material assets for consideration in excess of certain specified thresholds, or solicit or participate in any negotiations for acquisition, in each case other than in the ordinary course of business;

•       enter into any joint venture;

•       enter into any strategic partnership or alliance if the relationship would present a material risk of delaying the merger or require consent to consummate the merger or require the investment of assets or equity in excess of certain specified thresholds;

•       sell, lease, license or encumber any assets for consideration in excess of certain specified thresholds or any intellectual property, except for the sale, license, encumbrance or disposition of property or assets which are not material to us or our subsidiaries or in the ordinary course of business;

•       effect any material restructuring activities, including any material reduction in force;

•       make any loans, extensions of credit or financings, advances or capital contributions to, or investments in, or grant extended payment terms to any other person, except for loans or investments by us to any of our wholly owned subsidiary or in us or any of our wholly owned subsidiary, employee loans or advances for expenses in the ordinary course of business consistent with past practice or extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

•       change our methods or principles of accounting or revalue any of our assets, except as required by U.S. generally accepted accounting principles, international accounting standards or a governmental authority;

•       make or change any material tax elections, adopt or change any tax accounting method, settle any material tax claim or consent to any extension or waiver of the limitation period applicable to any material tax claim except in the ordinary course of business consistent with past practice or as required by applicable law;

•       enter into OEM, VAR, distribution, license, or similar agreements which cannot be canceled upon 30 days notice without penalty and which provide for payments by us in excess of certain specified thresholds or which contain exclusivity restrictions which are binding upon us or any of our subsidiaries (other than customary territorial restrictions which may appear in distributions contracts), other than in the ordinary course of business consistent with past practice;

•       cancel or terminate or allow to lapse without reasonable substitute policy therefor or amend any material insurance policy other than renewal of existing insurance policies;

•       commence or settle any lawsuit other than settlements with prejudice entered into in the ordinary course of business and requiring monetary payment in excess of certain specified thresholds or involving ordinary course collection claims for accounts receivables;

•       make certain changes in employee compensation, employee plans, company options or employment agreements;

•       enter into contracts binding us, the surviving corporation, or Nokia (after the completion of the merger) to any noncompetition, exclusivity, most favored nations or similar restrictions or contracts providing for unpaid future deliverables or service requirements outside the ordinary course of business consistent with past practice or future royalty payments other than in connection with the licenses of intellectual property in the ordinary course of business;

•       provide any material refund, credit or rebate to any customer, reseller or distributor other than in the ordinary course of business consistent with past practice;

•       hire any non-officer employees other than in the ordinary course of business or hire, elect or appoint any officers or directors, except in accordance with our governing documents with respect to director vacancies or pursuant to stockholder vote at the 2005 annual meeting;

•       incur any indebtedness or guarantee any indebtedness of another person in excess of certain specified thresholds, issue any debt securities or other rights to acquire any debt securities of us or any of our subsidiaries, guarantee any debt securities of another person, or enter into agreement to maintain financial statement condition of any other person, or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice;

•       enter into any agreement to purchase or sell real property;

•       enter into leases or amend any lease, other than in the ordinary course of business;

•       amend adversely or terminate any material contract or waive or assign any rights under a material contract other than in the ordinary course of business consistent with past practice; or

•       take any action intended to result in the closing conditions not being satisfied.

We have also agreed to terminate certain of our commercial agreements, and not to enter into any agreements affecting the intellectual property of Nokia and its affiliates (other than Intellisync and our subsidiaries after the merger).

Stockholders Meeting and Duty to Recommend

We have agreed to call a meeting of our stockholders promptly following the mailing of this proxy statement to our stockholders (in any event within 45 days after the mailing of this proxy statement) for the purpose of obtaining adoption by our stockholders of the merger agreement and to use all reasonable efforts to solicit the adoption of the merger agreement by our stockholders. Our board of directors has agreed to recommend the adoption of the merger agreement by our stockholders. Subject to certain restrictions, prior to the approval of our stockholders of the merger agreement with Nokia, our board, however, is permitted to withhold, withdraw or modify in any manner adverse to Nokia its recommendation, in each case if our board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to do so would reasonably be expected to breach its fiduciary duties under applicable law. See “The Merger—The Merger Agreement—Change of Recommendation” on page 49 for more details on our board of directors’ rights to withdraw its recommendation in any manner adverse to Nokia.

No Solicitation of Transactions

The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, we agree that we may not, subject to specific exceptions described below, directly or indirectly:

•       initiate, solicit, encourage or knowingly facilitate any acquisition proposal (as described below);

•       participate or engage in any negotiations or discussions regarding, furnish to any person any nonpublic information with respect to an acquisition proposal or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any acquisition proposal;

•       approve, endorse or recommend any acquisition proposal;

•       withdraw, amend or modify or propose to withdraw, amend or modify in a manner adverse to Nokia our board of directors’ recommendation in favor of the adoption of the merger agreement by our stockholders; or

•       enter into or propose to enter into any letter of intent or other agreement related to any acquisition proposal;

For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal with respect to Intellisync or its subsidiaries relating to any of the following:

•       the acquisition by a third party or group unrelated to Nokia of more than a 15% interest in the total outstanding voting securities;

•       any tender offer or exchange offer that would result in a third party or group unrelated to Nokia beneficially owning securities representing 15% or more of the total outstanding voting securities;

•       any merger, consolidation, business combination or similar transaction;

•       any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of Intellisync’s consolidated assets; or

•       any liquidation or dissolution of Intellisync.

Under the merger agreement, we agreed to cease all existing activities, discussions or negotiations with any third parties conducted prior November 15, 2005, with respect to any acquisition proposal, and to exercise any rights we have under any confidentiality or non-disclosure agreements with those third parties to require the return or destruction of nonpublic information provided prior to that date.

The merger agreement permits us and our board of directors to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act, with regard to an acquisition proposal that we receive.

Within 24 hours of our receipt of any acquisition proposal or any related request for nonpublic information or inquiry, we must notify Nokia of the material terms and conditions of the proposal, request or inquiry, the identity of the person or group making the proposal, request or inquiry, and all related written materials provided in connection with the proposal, request or inquiry. We must keep Nokia informed in all material respects of the status and details of the proposal, request or inquiry and all written materials subsequently provided in connection with the proposal, request or inquiry. We also agreed to provide Nokia with two days prior notice of any meeting of our board of directors at which our board is reasonably expected to consider any acquisition proposal or to consider providing nonpublic information to any third party, and provide Nokia notice of any decision by our board to enter into discussions concerning any acquisition proposal or provide nonpublic information within 24 hours of the decision and 24 hours prior to the discussions or provision of the information.

Superior Offers

If at any time prior to the adoption of the merger agreement by our stockholders, we receive an unsolicited bona fide written acquisition proposal (that did not result from a violation of our obligations described under the heading “No Solicitation of Transactions” above) that our board of directors determines in good faith, after consultation with our outside legal counsel and our financial advisor, is or is reasonably possible to result in a superior offer (as described below), then we may furnish nonpublic information to and engage in negotiations with the third party making the proposal with respect to the proposal as long as:

•       we comply with our obligations with respect to non-solicitation, acquisition proposals, superior offers and change of recommendation (which are further described under this heading “Superior Offers” as well as the headings “No Solicitation of Transactions” above and “Change of Recommendation” below);

•       before providing any nonpublic information or engaging in negotiations, we enter into a customary confidentiality agreement with the third party (and if the confidentiality agreement does not contain a standstill, the standstill provisions in our agreement with Nokia will automatically terminate), and we furnish any nonpublic information provided to the third party at the same time to Nokia (to the extent not previously provided to Nokia); and

•       our board of directors reasonably determines in good faith, after consultation with our outside legal counsel, that the failure to provide the information or enter into the negotiations would reasonably be expected to result in a breach of fiduciary duties under applicable law.

For purposes of the merger agreement, a superior offer is defined as an unsolicited, bona fide acquisition proposal (except that each reference to 15% described above under the description of an acquisition proposal is substituted by 50%) that the board of directors has in good faith concluded, after consultation with our financial advisor, taking into account among other things, all legal, financial, regulatory or other aspects of the offer and the person making the offer, to be more favorable to our stockholders than the terms of the merger agreement with Nokia and reasonably capable of being consummated.

Change of Recommendation

Solely in response to the receipt of a superior offer, our board of directors is permitted to withhold, withdraw, modify or amend its recommendation in favor of the merger, endorse a superior offer or enter into an agreement with respect to a superior offer if all of the following conditions are met:

•       our board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that a superior offer has been made and not withdrawn;

•       our stockholders have not yet approved the merger agreement;

•       we have provided Nokia three business days’ prior written notice stating expressly (1) that we have received a superior offer, (2) the final terms and conditions of the superior offer and the identity of the third party making the superior offer, and (3) that our board of directors intends to withhold, withdraw, amend or modify its recommendation in favor of the merger with Nokia;

•       during the three day period after our notice to Nokia, we have provided Nokia a reasonable opportunity to make adjustments to the terms of the merger agreement that would enable us to proceed with our recommendation to our stockholders in favor of the adoption of the merger agreement with Nokia, and engaged in good faith negotiations with Nokia;

•       our board of directors has determined after consultation with our financial advisor that the terms of the superior offer are more favorable to our stockholders than the merger with Nokia as adjusted during the three day period described above and after consultation with our outside legal counsel that the failure to effect a change of recommendation would reasonably be expected to result in a breach of fiduciary duties under Delaware law; and

•       we have not breached in any material respect our obligations with respect to the stockholder meeting, non-solicitation, acquisition proposals, superior offers and change of our board of directors’ recommendation (which are further described under this heading “Change of Recommendation” as well as the headings “Stockholders’ Meeting and Duty to Recommend,” “No Solicitation of Transactions” and “Superior Offers” above).

If we enter into an agreement with respect to a superior offer, we may terminate the merger agreement, subject to payment to Nokia the $14,120,000 termination fee as further described under “The Merger—The Merger Agreement—Termination” on page 51 and “—Fees and Expenses” on page 52.

Employee Benefits

Nokia has agreed to provide continuing Intellisync employees for one year after consummation of the merger (or, if shorter, while they remain employees) with employee benefits that are no less favorable in the aggregate than either (at Nokia’s election):

•       those benefits provided by Nokia to similarly situated Nokia employees, or

•       the annual base salary and benefits provided by Intellisync and its subsidiaries to the employees immediately prior to consummation of the merger. For purposes of determining the value of the benefits provided by Intellisync and its subsidiaries prior to the merger, the parties will not take into account the value of any equity or equity-related benefits or compensation.

Continuing Intellisync employees will receive credit for their service with Intellisync for certain purposes under the employee benefit plans of Nokia or its subsidiaries in which they participate. Nokia will waive eligibility requirements and pre-existing condition limitations under its welfare benefits plans to the same extent waived under Intellisync’s plans prior to the merger. For the plan year that includes the merger, Nokia will give effect in determining any deductible and maximum out-of-pocket limitations to any amounts previously paid during that same plan year by employees with respect to similar Intellisync plans.

Agreement to Use Reasonable Efforts

Intellisync and Nokia have agreed to use all commercially reasonable efforts to consummate the merger and any other transactions contemplated by the merger agreement, including to cause the conditions of the merger to the satisfied, obtain governmental approvals, defend any suits challenging the merger and obtain third party consents except that Nokia will not be required to take any action that will materially and adversely affect Nokia or its affiliates, following the merger.

Intellisync and Nokia have also agreed to use all reasonable efforts to obtain any antitrust regulatory approvals, including without limitation U.S. antitrust approval, and filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country or any other applicable law required in connection with the merger. However, Nokia will not be required to divest any assets to obtain antitrust approval unless the divestiture would not have a material consequence to Nokia or is of assets that Nokia acquires after the date of the merger agreement.

Conditions to Closing of the Merger

Mutual Conditions of Intellisync and Nokia.   The obligations of both Intellisync and Nokia to complete the merger are subject to the satisfaction or waiver by each of them of the following conditions:

•       our stockholders adopted the merger agreement;

•       no governmental authority shall have enacted or issued any statute, regulation, order, decree, injunction or other restraint which makes illegal or otherwise prohibits or prevents the merger; and

•       the waiting periods under the HSR Act with respect to the merger have been terminated or expired, and the antitrust approvals required under the laws of Germany, Ireland, Italy and Slovak Republic have been obtained.

Additional Conditions of Nokia and Jupiter Acquisition.   The obligations of Nokia and Jupiter Acquisition to complete the merger are also subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties are true and correct except as would not have a material adverse effect or, other than our representations and warranties as to capitalization, authorization of the merger agreement, the inapplicability of state anti-takeover statutes and our stockholder rights agreement to the merger and absence of contracts affecting Nokia’s intellectual property and certain related items, which shall each be true and correct in all material respects (except as would materially and adversely impact Nokia in the case of the representations and warranties as to contracts affecting intellectual property and related items);

•       our performance, in all material respects, of our covenants and agreements in the merger agreement;

•       no change, event, violation, inaccuracy, circumstance or effect that has had or would reasonably be expected to have a material adverse effect has occurred and is continuing; and

•       there is no pending or threatened action by any of the governmental antitrust authorities in Germany, Ireland, Italy and Slovak Republic challenging or seeking to restrain or prohibit the completion of the merger.

Additional Conditions of Intellisync.   Our obligations to complete the merger are also subject to the satisfaction or waiver of the following conditions:

•       the truth and correctness of Nokia’s and Jupiter Acquisition’s representations and warranties in all material respects, except as would not materially impede their authority to consummate the transactions under the merger agreement; and

•       the performance, in all material respects, by Nokia and Jupiter Acquisition of their respective covenants and agreements in the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained except as otherwise indicated below, as follows:

•       by mutual written consent of the parties;

•       by either Intellisync or Nokia:

•        if the closing of the merger has not occurred by May 15, 2006 (or July 14, 2006 if it is not consummated because of a failure to obtain antitrust approval), provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with the merger agreement was the principal cause of the failure to close the merger by that date);

•        if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

•        if our stockholders do not adopt the merger agreement, provided that the right to terminate the merger agreement for this reason will not be available to us if the failure to obtain stockholder approval was caused by our action or failure to act and that action or failure to act was a breach of the merger agreement; or

•        upon a breach by the other party of a representation, warranty or covenant, if as a result of the breach the closing conditions regarding accuracy of the representations and warranties and compliance with the covenants would not be satisfied and the breach is incapable of being cured or has not been cured within 30 days after written notice, provided that the terminating party has not materially breached the merger agreement;

•       by Nokia, at any time prior to the adoption of this agreement by our stockholders, if any of the following has occurred or our board of directors has resolved to do any of the following (each of which is referred to as a “triggering event”):

•        our board of directors withdraws or amends in a manner adverse to Nokia its recommendation in favor of the adoption of the merger by our stockholders;

•        our board of directors approves or recommends an alternative acquisition proposal;

•        we enter into a letter of intent or any agreement accepting a superior offer;

•        we do not send our stockholders a statement that our board of directors recommends rejection of a tender or exchange offer commenced by a party unrelated to Nokia within 10 business days of the announcement of any tender or exchange offer for our shares;

•        we have not willfully breached in any material respect our obligations under the merger agreement with respect to non-solicitation, notification of unsolicited acquisition proposals,

superior offers or changes of recommendation (see “The Merger—The Merger Agreement—Stockholders’ Meeting and Duty to Recommend” on page 47, “—No Solicitation of Transactions” on page 47, “—Superior Offers” on page 48 and “—Change of Recommendation” on page 49); or

•        we have not materially breached our obligations to call a stockholder meeting and recommend adoption of the merger agreement (see “The Merger—The Merger Agreement—Stockholders’ Meeting and Duty to Recommend” on page 47); and

•       by Intellisync if we have entered into a definitive binding agreement with respect to a superior offer in compliance with our obligations pursuant to the merger agreement as further described under the heading “The Merger—The Merger Agreement—Change of Recommendation” on page 49, subject to payment to Nokia of the termination fee described below.

Termination Fees

We must pay a termination fee of $14,120,000 to Nokia in connection with the termination of the merger agreement under certain circumstances.

If we terminate the merger agreement because we enter into an agreement with respect to a superior offer, we must pay the termination fee to Nokia prior to termination of the merger agreement.

If an alternative acquisition proposal is publicly announced prior to termination of the merger agreement and, within twelve months of the termination, we consummate or enter into an agreement for an acquisition of Intellisync, then within two business days of consummating the acquisition or entering into that agreement, we must pay the termination fee to Nokia if the merger agreement was terminated as follows:

•       by Nokia because of a triggering event (as described above);

•       by either Intellisync or Nokia because the merger is not consummated prior to May 15, 2006 (or July 14, 2006 if it is not consummated because of a failure to obtain antitrust approval);

•       by either Intellisync or Nokia because our stockholders fail to approve the transaction; or

•       by Nokia due to our willful breach of our representations, warranties, or covenants that would result in the failure to satisfy the closing conditions relating to our representations, warranties and covenants, which we fail to cure within the specified period.

Amendment, Waiver and Extension of the Merger Agreement

The merger agreement may be amended by mutual written consent of Intellisync, Nokia and Jupiter Acquisition, subject to applicable laws. Any amendment proposed after obtaining the required approval of our stockholders may not be made without the further approval of our stockholders if stockholder approval is required by applicable law.

At any time prior to completion of the merger, either Intellisync or Nokia may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with respect to any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

Each of Intellisync, Nokia, and Jupiter Acquisition will pay the costs and expenses incurred by it in the transaction, except that Intellisync and Nokia will share equally the expenses incurred with respect to this proxy statement and the filing fees under HSR Act and foreign antitrust laws. Nokia has agreed to reimburse Intellisync for its expenses for the virtual data room made available by Intellisync to Nokia.

Voting Agreements

In connection with the execution of the merger agreement, each of our executive officers and directors entered into voting agreements under which he or she agreed to vote all the shares of our common stock held by them in a manner including the following, and granted an irrevocable proxy to Nokia to vote the shares accordingly:

•       in favor of the adoption of the merger agreement;

•       against approval of any proposal made in opposition to, or in competition with the merger agreement and the merger; and

•       against any action that could reasonably be expected to impede, prevent or otherwise adversely affect the consummation of the merger.

In addition, each of our executive officers and directors agreed not to sell, pledge, encumber, transfer or otherwise dispose of their shares of our common stock, except as follows:

•       in connection with a “cashless exercise” of options;

•       under his or her 10b5-1 plan (if any) as in effect as of the date of the voting agreement;

•       pursuant to a court order; or

•       in a manner in which the executive officer or director maintains all voting rights.

The voting agreements have been entered into by our directors and officers solely in their capacity as our stockholders. The voting agreements do not affect the actions of these persons to be taken in their capacity as our directors and officers, including without limitation the performance of any obligations required by their fiduciary duties in their capacity as officers or directors.

If the merger agreement is terminated prior to the merger, the voting agreements will also terminate at that same time.

A form of the voting agreement executed by the executive officers and directors is attached as Exhibit A to Annex A of this proxy statement.

PROPOSAL NO. 2: GRANTING OF PROXY TO ADJOURN OR POSTPONE THE SPECIAL MEETING

If Intellisync fails to receive a sufficient number of votes to approve Proposal No. 1, we may propose to adjourn the special meeting for a period of not more than         days for the purpose of soliciting additional proxies to approve Proposal No.1 to adopt the merger agreement. Intellisync currently does not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve Proposal No. 1. If Proposal No. 2 to adjourn or postpone the Intellisync special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the affirmative vote of the holders of a majority of our outstanding shares of common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon that are voted for or against Proposal No. 2 will be required.

The Intellisync board of directors recommends that our stockholders vote to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1 to adopt the merger agreement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 30, 2005, with respect to the beneficial ownership of our common stock by (i) each director of Intellisync, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person known by us to own more than five percent of our common stock. Except as otherwise indicated, Intellisync believes that the beneficial owners of our common stock listed in the following table, based on information furnished by the owners, have sole investment and voting power with respect to the shares.

	Shares of common stock Beneficially Owned(1)
Name and Address of Beneficial Owner(1)	Number of Shares Owned		Percentage Ownership (%)
Said Mohammadioun	1,999,838	(2)(3)	2.95
Woodson Hobbs	1,852,713	(2)(4)	2.69
Michael M. Clair	703,428	(2)(5)	1.04
Clyde Foster	553,824	(2)(6)	*
J. Keith Kitchen	406,442	(2)(7)	*
Robert Gerber	126,511	(2)	*
Kirsten Berg-Painter	78,554	(2)	*
Richard W. Arnold	18,749	(2)	*
Steven Goldberg			*
Keith Cornell	—		*
Terrence Valeski	—		*
David Eichler	—		*
Blair Hankins	—		*
Scott Hrastar	—		*
All directors and executive officers as a group (14 persons)(3)(4)	5,740,059	(9)	8.18

*                    Represents less than one percent.

(1)          Percentage ownership is based on 67,529,536 shares of common stock outstanding as of November 30, 2005. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after November 30, 2005 are deemed outstanding, while these shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under Intellisync’s Amended and Restated 1993 Stock Option Plan, or the 1993 Option Plan, are fully exercisable from the date of grant, subject to Intellisync’s right to repurchase any unvested shares at the original exercise price upon termination of employment. Options granted under the 2002 Plan are generally subject to a standard vesting schedule that calls for 25 percent of the stock options to be exercisable after 12 months from the date of grant, and 1/48th of the total number of shares each month thereafter. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Intellisync Corporation, 2550 North First Street, Suite 500, San Jose, California 95131.

(2)          Includes the following numbers of shares subject to options which are exercisable within 60 days of November 30, 2005: Mr. Mohammadioun, 245,220; Mr. Hobbs, 1,258,333; Mr. Clair, 239,454; Mr. Foster, 482,501; Mr. Kitchen, 247,058; Mr. Gerber, 114,581; Ms. Berg-Painter, 78,554; and Mr. Arnold, 18,749.

(3)          On October 15, 2005, Intellisync entered into a Severance Agreement and Mutual Release with Mr. Mohammadioun pursuant to which the vesting of Mr. Mohammadioun’s options were accelerated as to 245,220 additional shares that would not have otherwise been vested on October 14, 2005, the date on which Mr. Mohammadioun’s status as a service provider to Intellisync terminated.

(4)          Includes (i) 54,400 shares registered in the name of the Alexander McNeilly Trust, of which Mr. Hobbs is a trustee, (ii) 137,500 shares registered in the name of the Brooke Hobbs Trust, of which Mr. Hobbs is a trustee and (iii) 129,200 shares registered in the name of the Natasha Hobbs 1993 Trust, of which Mr. Hobbs is a trustee.

(5)          Includes (i) 60,000 shares held by the MacLean-Clair Family Limited Partnership, of which Mr. Clair is a general partner and (ii) 403,974 shares registered in the name of Audrey MacLean and Michael M. Clair, as Trustees, or their successors, of the Audrey MacLean and Michael Clair Trust Agreement UAD 12/1/90. The 60,000 shares held by the MacLean-Clair Family Limited Partnership can be voted and disposed of only by Mr. Clair and Audrey MacLean acting together.

(6)          Includes 2,288 shares registered in the name of the Foster Family Living Trust, of which Mr. Foster is a trustee.

(7)          Includes (i) 103,700 shares registered in the name of Ellen Kitchen, of which Mr. Kitchen has dispositive power and (ii) 10,000 shares registered in the name of Sarah Kitchen, of which Mr. Kitchen has dispositive power.

(8)          On August 29, 2005, Intellisync entered into a Severance Agreement and Mutual Release with Mr. Goldberg pursuant to which the vesting of Mr. Goldberg’s options were accelerated as to 143,750 additional shares that would not have otherwise been vested on August 31, 2005, the date on which Mr. Goldberg’s status as a service provider to Intellisync terminated.

(9)          Includes 2,684,450 shares subject to options which are exercisable within 60 days of November 30, 2005, by any of Intellisync’s directors or executive officers.

RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law, which we refer to in this proxy statement as the DGCL, you have the right to demand appraisal in connection with the merger and to receive, instead of the merger consideration, payment in cash for the fair value of your Intellisync common stock as determined by the Delaware Court of Chancery, which we refer to in this proxy statement as the Chancery Court. Intellisync stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Intellisync will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with that notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to Intellisync a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•       You must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•       You must file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Intellisync common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Intellisync common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be in writing and addressed to Intellisync Corporation, 2550 North First Street, Suite 500, San Jose, CA 95131, Attention: Secretary, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Intellisync of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Intellisync common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Intellisync. The beneficial holder must, in these cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Intellisync common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Intellisync stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for the stockholder’s shares of Intellisync common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file a petition in the event there are dissenting stockholders. Accordingly, it is the obligation of the applicable stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Intellisync common stock within the time prescribed in Section 262. The failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Intellisync common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that the exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from the accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Intellisync common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Intellisync has received contrary instructions from one or more of the stockholders. Intellisync will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Intellisync Corporation, 2550 North First Street, Suite 500, San Jose, CA 95131, Attention: Investor Relations, telephone: (408) 321-3835, fax: (408) 321-3886, email: investors@intellisync.com. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Intellisync at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders.

We have an advance notice provision under our bylaws for stockholder business to be presented at meetings of stockholders. The provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Intellisync’s Secretary. To be timely, a stockholder proposal must be received at our principal executive offices not less than 120 calendar days in advance of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. In addition, a stockholder nomination for a director must be received at our principal executive offices not less than 120 days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting.

Proposals of stockholders intended to be presented at the annual meeting of our stockholders for the fiscal year ending July 31, 2006 must be received by us at our offices located at 2550 North First Street, Suite 500, San Jose, California 95131, Attention: Secretary, no later than June 1, 2006 and satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for that meeting.

Our bylaws provide that stockholder proposals related to our annual meeting of stockholders for the fiscal year ending July 31, 2006, but submitted outside the processes of Rule 14a-8 under the Exchange Act, must be received by us at our offices located at 2550 North First Street, Suite 500, San Jose, California 95131, Attention: Secretary, prior to June 1, 2006. A stockholder’s notice of a proposal must set forth as to each matter the stockholder proposes to bring before the annual meeting, the information required by our bylaws.

The SEC rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The discretionary vote deadline for the 2006 annual meeting will be September 16, 2006, which is 45 calendar days prior to the anniversary of the mailing date of last year’s proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, Intellisync’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal if the proposal is raised at the 2006 annual meeting, if so held.

We urge that any stockholder proposals be sent certified mail, return-receipt requested.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Intellisync Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

In compliance with Rule 14a-3 promulgated under the Exchange Act, we hereby undertake to provide without charge to each person upon written request, a copy our Annual Report on Form 10-K for the year ended July 31, 2005, including the financial statements and financial schedules thereto, within one business day of receipt of the request. Requests for copies should be directed to Intellisync Corporation, 2550 North First Street, Suite 500, San Jose, California 95131, Attention: Investor Relations.

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have previously provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting us as instructed in the previous sentence, or by contacting our Investor Relations Department at (408) 321-3835. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Intellisync Corporation, 2550 North First Street, Suite 500, San Jose, CA 95131, Attention: Investor Relations, telephone: (408) 321-3835, fax: (408) 321-3886, email: investors@intellisync.com, or by going to Intellisync’s Investor Relations page on our corporate website at www.intellisync.com. If you would like to request documents, please do so by         , in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•       annual report on Form 10-K and amended annual report on Form 10-K/A for the year ended July 31, 2005;

•       quarterly reports on Form 10-Q for the quarter ended October 31, 2005; and

•       current reports on Form 8-K filed on November 16, 2005, November 17, 2005, November 23, 2005 and December 1, 2005.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated         . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor:

InvestorCom, Inc.
110 Wall Street
New York, NY 10005
(800) 503-3375

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NOKIA INC.

JUPITER ACQUISITION CORPORATION

AND

INTELLISYNC CORPORATION

Dated as of November 15, 2005

A-i

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section
401(k) Plan	5.9(f)
Acquisition	7.3(b)(iii)
Acquisition Proposal	5.3(g)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
Business Day	1.2
Cashed-Out Options	1.6(b)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	1.8(d)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article II
Company Employee Plan	2.16(a)
Company Financials	2.4(b)
Company Intellectual Property	2.8
Company Material Contract	2.17(a)
Company Options	2.2(c)
Company Preferred Stock	2.2(a)
Company Products	2.8
Company Purchase Plan	1.6(e)
Company Registered Intellectual Property	2.8
Company Rights	2.2(a)
Company Rights Agreement	2.2(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(c)
Company Unvested Common Stock	2.2(a)
Confidentiality Agreement	5.4(a)
Contaminants	2.8(j)
Continuing Employees	5.9(g)
Contract	2.1(a)
Delaware Law	Recitals
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee	2.16(a)
Employee Agreement	2.16(a)
Employment Offer Letters	Recitals

A-iii

End Date	7.1(b)
Environmental Claim	2.13(a)
Environmental Laws	2.13(a)
ERISA Affiliate	2.16(a)
ERISA	2.16(a)
Excepted Options	1.6(b)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.19(a)
FCPA	2.20
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(c)
HIPAA	2.16(a)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property	2.8
Intellectual Property Contracts	2.8(a)
Intellectual Property Rights	2.8
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(e)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.13(a)
Merger Consideration	1.6(a)
Merger Sub Common Stock	1.6(d)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Non-Employee Option	1.6(b)
Open Source	2.8
Option Ratio	5.9(a)
Parent	Preamble
Parent Benefit Plan	5.9(g)
Parent’s 401(k) Plan	5.9(f)
Pension Plan	2.16(a)
Permitted Liens	2.7(c)
Person	8.3(e)
Proxy Statement	2.21
Returns	2.6(b)(i)
SEC	2.3(c)

A-iv

Securities Act	2.4(a)
Shrink-Wrapped Code	2.8
Significant Subsidiary	2.1(b)
Source Code	2.8
Stockholders’ Meeting	5.2(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8
Triggering Event	7.1
Vested Option	1.6(b)
Voting Agreements	Recitals
Voting Debt	2.2(d)
WARN	2.16(a)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 15, 2005, by and among NOKIA INC., a Delaware corporation (“Parent”), JUPITER ACQUISITION CORPORATION, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and INTELLISYNC CORPORATION, a Delaware corporation (the “Company”).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B.     The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C.     Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into Voting Agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D.    Concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain key employees of the Company are simultaneously entering into employment-related or consulting agreements with Parent (which contain non-competition and non-solicitation provisions) substantially in the form attached hereto as Schedule 1 (the “Employment Offer Letters”).

E.     The Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

F.     Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

G.    Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
THE MERGER

1.1   The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2   Effective Time; Closing.   Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the

“Effective Time”) as soon as practicable on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California, are authorized or obligated by law or executive order to close.

1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation and Bylaws.   At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Intellisync Corporation.” At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5   Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)    Company Common Stock.   Each share of the Company’s common stock, par value $0.001 per share, of the Company (together with the associated Company Rights (as defined in Section 2.2) under the Company Rights Agreement (as defined in Section 2.2)) (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $5.25, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) to be distributed in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b)   Cashed-Out Options.   At the Effective Time, each Company Option that is either (A) held by any Person other than an employee of the Company or any of its Subsidiaries (each such Company Option, a “Non-Employee Option”) or (B) vested as of the Effective Time, giving effect to any acceleration of vesting resulting from the Merger (each such Company Option, a “Vested Option,” and together with the Non-Employee Options, the “Cashed-Out Options”), and, in each case, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time. Each Company Option that is not a Cashed-Out Option shall be an “Excepted Option.”

(c)    Cancellation of Treasury and Parent Owned Stock.   Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)   Capital Stock of Merger Sub.   Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. After the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)    Employee Stock Purchase Plan.   The Company shall take all actions necessary or appropriate (including shortening an offering or accelerating a purchase period), so that effective no later than the Effective Date, the Company Employee Stock Purchase Plan (the “Company Purchase Plan”) will be terminated and no participants under the Company Purchase Plan will have any further rights thereunder from and following the Effective Time. To the extent any offering period under the Company Purchase Plan is in progress prior to such termination, the Company shall ensure that such offering period shall end prior to such termination, and that each participant’s accumulated contributions for such offering period are applied towards the purchase of Company Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan.

(f)    Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7   Dissenting Shares.

(a)    Notwithstanding any other provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has perfected its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall be entitled only to such rights as are provided by Delaware Law.

(b)   Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c)    The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, such consent not to be unreasonably withheld.

1.8   Surrender of Certificates.

(a)    Exchange Agent.   Parent shall select a national bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger and shall enter into a customary exchange agent agreement with the Exchange Agent reasonably satisfactory to the Company.

(b)   Parent to Provide Cash.   At the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, cash in an amount sufficient to pay the full amount of the Merger Consideration payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)    Exchange Procedures.   Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d)   Required Withholding.   Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e)    No Liability.   Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Investment of Exchange Fund.   The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g)    Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation to be held in trust for such holders or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.9   No Further Ownership Rights in Company Common Stock.   From and after the Effective Time, the former holders of shares of Company Common Stock will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10   Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11   Further Action.   At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired by the Surviving Corporation as a result of the Merger.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), as follows:

2.1   Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power.   The Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b)   Charter Documents.   The Company has Made Available to Parent (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a “Significant Subsidiary”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each of its Significant Subsidiaries is not in violation of its respective Subsidiary Charter Documents.

(c)    Subsidiaries.   Section 2.1(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. Other than directors’ qualifying shares required under applicable law, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), except for Permitted Liens and restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2   Capital Structure.

(a)    Capital Stock.   The authorized capital stock of the Company consists of: (i) 160,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”), 1,000,000 of which shares have been designated Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon the exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Preferred Shares Rights Agreement between the Company and Computershare Investor Services LLC, dated January 13, 2003 as amended by Amendment No. 1 dated March 1, 2003 (the “Company Rights Agreement”). As of the close of business on November 15, 2005: (i) 67,432,362 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), of which no shares were shares of Company Common Stock outstanding as of such date that are unvested or subject to a repurchase option or risk of forfeiture under any applicable restricted stock purchase agreement with the Company (“Company Unvested Common Stock”), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)   Company Unvested Common Stock.   There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(c)    Company Options.   As of the close of business on November 10, 2005: (i) 11,531,827 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 2000 Supplemental Stock Option Plan, Amended and Restated 1993 Stock Option Plan, and the Company’s Amended and Restated 2002 Equity Incentive Plan and upon the exercise of outstanding options that were assumed by the Company in connection with various acquisitions and that were granted under the stock option plans listed on Section 2.2(c)(i) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $2.59 and 4,291,923 such Company Options are vested and exercisable; (ii) 2,621,819 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 667,970 shares of Company Common Stock are issuable under the Company Purchase Plan and (iv) 1,675,000 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside of the Company Stock Option Plans. Section 2.2(c)(i) of the Company Disclosure Schedule sets forth a list as of November 10, 2005 of each outstanding Company Option: (a) the name of the holder of such Company Option, (b) the number of shares of Company Common Stock subject to such Company Option, (c) the exercise price of such Company Option, (d) the date on which such Company Option was granted or issued, (e) the Company Stock Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the extent to which such Company Option is vested and exercisable as of November 10, 2005 and (h) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2(c)(ii) of the Company Disclosure Schedule sets forth all commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Section 2.2(c)(iii) of the Company Disclosure Schedule sets forth the aggregate amount credited to the accounts of participants in the Company Purchase Plan for, and as of, the end of the payroll period ending October 31, 2005. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d)   Voting Debt.   No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(e)    Other Securities.   Except as otherwise set forth in Section 2.2(c) or Section 2.2(e) of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3   Authority; No Conflict; Necessary Consents.

(a)    Authority.   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 5.3(d) hereof) duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)   No Conflict.   The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Significant Subsidiary of the Company, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or to the Company’s Knowledge give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens, other than, in the cases of clauses (ii) and (iii), any of the foregoing, which individually or in the aggregate, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. Section 2.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or materially and adversely affect the ability of the parties hereto to consummate the Merger.

(c)    Necessary Consents.   No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority having the same enforcement effect as a governmental body (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Schedule, (iv) approval of the Company’s stockholders as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) above are referred to herein as the “Necessary Consents.”

2.4   SEC Filings; Financial Statements; Internal Controls.

(a)    SEC Filings.   The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof), are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed, to Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has Made Available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and

“principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(b)   Financial Statements.   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct in any material respect or restate and to the Company’s Knowledge, there is not any basis to correct in any material respect or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of July 31, 2005 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities, which individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c)    Internal Controls.   The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the appropriate authorizations of management and the Board of Directors of the Company, (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (v) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management that could have a material effect on the financial statements of the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. None of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, by the Company’s management or other Employees in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)   The Company’s disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act are reasonably designed in all material respects to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

2.5   Absence of Certain Changes or Events.   Since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)    any Material Adverse Effect on the Company;

(b)   any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets for an amount in excess of $200,000 individually or $500,000 in the aggregate in any one transaction or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof; or other acquisition or agreement to acquire any assets for consideration in excess of $200,000 individually or $500,000 in the aggregate in any one transaction or any equity securities, in each case, that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, or, to the Company’s Knowledge, any solicitation of, or participation in, any negotiations with respect to any of the foregoing;

(c)    any entry into, amendment or termination by the Company or any of its subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to a joint venture, or similar partnership;

(d)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(e)    any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f)    any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase base salary payable (i) to officers of the Company or any Subsidiary or (ii) to any non-officer employees of the Company or any Subsidiary whose annual cash compensation is in excess of $150,000 with such increases to non-officer employees in the aggregate not exceeding five percent (5%) of the Company’s payroll as of the date of this Agreement, and in either case other than in the ordinary course of business consistent with past practice;

(g)    with respect to any employees or directors, any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any other employee agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(h)   any amendment, termination or waiver with respect to any Company Material Contract other than in the ordinary course of business;

(i)    any Contract entered into by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any Subsidiary of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $100,000 in each individual case (other than Contracts with customers, distributors and suppliers entered into in the ordinary course of business, consistent with past practice);

(j)     any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(k)   any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

(l)    any grants of any material refunds or credits, by the Company or any of its Subsidiaries to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(m)  any material change in the level of product returns or policies relating to accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries in excess of amounts reserved or accrued therefor on the Company Balance Sheet;

(n)   any material restructuring activities by the Company or any of its Subsidiaries, including any reductions in force that would be subject to the terms of WARN or similar state or local law, or any lease terminations or restructuring of contracts;

(o)   any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(p)   any loan, advance or capital contribution by the Company or any of its Subsidiaries to, or investment in, any Person other than (A) loans or advances to employees in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practices or (B) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company, or by wholly-owned Subsidiary of the Company in any other wholly-owned Subsidiary of the Company;

(q)   any material purchases of fixed assets or other long term assets other than in the ordinary course of business and in a manner consistent with past practice;

(r)    any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)    any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(t)    any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries.

2.6   Taxes.

(a)    Definition of Taxes.   For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)   Tax Returns and Audits.

(i)   The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed by it relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all material Taxes required to be paid or withheld whether or not shown as due on any Return, other than Taxes for which an adequate reserve has been accrued or established on the Company Financials.

(ii)   Neither the Company nor any of its Subsidiaries has any material Tax deficiency or adjustment outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iii)   No audit or other examination of any material Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(iv)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(v)   Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(vi)   The Company and its Subsidiaries are in compliance with all material terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(vii)   Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of, or determined by reference to the Tax liability of, any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii)   Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code made during a taxable period ending on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed on or prior to the Closing Date, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c), under any similar provision of applicable state or local income Tax law), (d) installment sale or open transaction disposition made on or prior to the Closing Date or (e) prepaid amount received on or prior to the Closing Date.

2.7   Title to Properties.

(a)    Properties.   Neither the Company nor any of its Subsidiaries owns any real property. Section 2.7(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). With respect to all such current leases which are material to the Company and its Subsidiaries, taken as a whole, all Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third Person under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) the Leased Real Property is in compliance with Legal Requirements and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

(b)   Documents.   The Company has Made Available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased, used or occupied by the Company or any of its Subsidiaries (“Lease Documents”).

(c)    Valid Title.   The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Reports, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

2.8   Intellectual Property.   Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by the Company or its Subsidiaries.

“Company Products” shall mean all products and services developed or under development, including, but not limited to, the products and services that are listed on Section 2.8 of the Company Disclosure Schedule, owned, made, provided, distributed, imported, sold or licensed out by the Company and/or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the patent, trademark, copyright and Internet domain name applications and registrations filed in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following: (i) works of authorship, including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites and (vii) tools, schematics, netlists, methods and processes.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and “moral rights,” (iii) trade and industrial secrets and confidential information (including customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers) (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover remedies for any of the foregoing.

Open Source” shall mean Intellectual Property or Intellectual Property Rights that constitute open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require licensees who distribute such software to distribute it in Source Code form for no additional charge.

“Shrink-Wrapped Code” shall mean generally commercially available off-the-shelf software code or programs.

“Source Code” shall mean computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in human readable form.

(a)    No Default/No Conflict.   The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Contract providing for the license or other use of Company Intellectual Property, or the license or other use by the Company or its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third Person, in each case which is material to the business of the Company (“Intellectual Property Contracts”). Each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Intellectual Property Contract and, to the Company’s Knowledge, all other parties to such Intellectual Property Contracts are in compliance with, and have not breached any term thereof. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(b)   No Infringement.   To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted, including the sale and distribution of the material Company Products by the Company does not infringe or misappropriate, any Intellectual Property Rights of any third Person, or violate any right to privacy or publicity of any third Person or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and its Subsidiaries currently do business. To the Company’s Knowledge, the Company and its Subsidiaries have not intentionally refrained from commencing operations in any other jurisdiction due to fear of infringement litigation.

(c)    Notice.   Neither the Company nor any of its Subsidiaries has received notice in writing, (or to the Company’s Knowledge, otherwise) from any third Person claiming that the Company, any of its Subsidiaries, any material Company Product sold or distributed by the Company or its Subsidiaries or material Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company and its Subsidiaries currently do business.

(d)   No Third Party Infringers.   Within the past three years, neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(e)    Transaction.   To the Company’s Knowledge, no Intellectual Property Contract will require, based solely upon this Agreement and the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Intellectual Property

Contracts to which the Company or any of its Subsidiaries is a party:  (i) Parent, any of Parent’s affiliates or the Surviving Corporation to grant to any third party to such Intellectual Property Contract any incremental right to or with respect to or non assertion under any Intellectual Property Rights owned by, or licensed to Parent, its subsidiaries or the Surviving Corporation, (ii) Parent, any of Parent’s affiliates or the Surviving Corporation, to be bound by, or to be subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of Parent’s affiliates or the Surviving Corporation to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the Company or any of its Subsidiaries to attempt to procure from Parent or any of Parent’s affiliates a license grant or covenant not to assert under any Intellectual Property Contract. As used in this Section 2.8(e), an “incremental” right, non compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted by Parent, its subsidiaries or the Surviving Entity, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(f)    Intellectual Property.   The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property to assign to the Company or its Subsidiaries all of their right, title and interest in such material Company Intellectual Property, and to the Company’s Knowledge, no party to any such agreement is in breach thereof.

(g)    No Order.   There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or, inter partes decisions, or government-imposed written or statutory obligations to which the Company or a Subsidiary is a party or are otherwise bound, that do or, to the Company’s Knowledge, may:  (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

(h)   Open Source.   Each of the Company and its Subsidiaries has established an informal policy that is designed to identify Open Source. To the Company’s Knowledge, no Open Source has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current material Company Product sold or distributed by the Company or its Subsidiaries. To the Company’s Knowledge, there has been no material deviation from or material violation of the Company’s policies with respect to Open Source.

(i)    Source Code.   Section 2.8(i) of the Company Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any Company Source Code or the grant of incremental rights to a Person with regard to such Source Code. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf, to any Person of any Company Source Code under any Intellectual Property Contract, and no such Source Code has been disclosed, delivered (other than as set forth in Section 2.8(i) of the Company Disclosure Schedule) or licensed to a third party.

(j)     Software.   To the Company’s Knowledge, all material Company Products currently licensed or sold or distributed by the Company, and, all applicable material Company Intellectual Property (and all parts thereof) are free of:  (i) any material defects, including, without limitation, any material error or omission in the processing of any transactions and (ii) any material disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such material Company Product or material Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”).

(k)   Information Technology.   The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for the business and have taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or material breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(l)    Licenses-In.   Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 2.8(h) of the Company Disclosure Schedule and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(l) of the Company Disclosure Schedule lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party. To the Company’s Knowledge, all Contracts providing for the license or other use of Intellectual Property or Intellectual Property Rights of a third Person by the Company or any of its Subsidiaries that are material to the business of the Company are in full force and effect, and enforceable in accordance with their terms.

(m)  Licenses-Out.   Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s)), Section 2.8(m) of the Company Disclosure Schedule lists Contracts providing for the license or other use of Company Intellectual Property to which the Company or any of its Subsidiaries is a party representing the Company’s top twenty customers in revenue for the last three fiscal years. All Contracts providing for the license or other use of Company Intellectual Property that are material to the business of the Company are in full force and effect, and to the Company’s Knowledge, enforceable in accordance with their terms.

(n)   Trade Secrets.   (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their Trade Secrets, and any Trade Secrets of third parties provided to the Company as Trade Secrets, according to the laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (iii) except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such Trade Secrets and (iv) to the Company’s Knowledge, no party to any such agreement is in breach thereof.

(o)   Privacy.   To the Company’s Knowledge, the Company and its Subsidiaries have complied with all applicable laws relating to privacy, data protection, and the collection, processing and use of personal information. The Company and its Subsidiaries have complied with their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection, processing and use of personal information. The Company and its Subsidiaries take commercially reasonable measures to ensure that such information is protected against unauthorized access, use or, modification. True copies of the Company’s privacy policies and guidelines have been Made Available to Parent.

(p)   Ownership of Intellectual Property Rights.   Section 2.8(p) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, identifying in each case the status, filing/grant dates and issuance/registration/application number, thereof as applicable. The Company or its Subsidiaries own all right, title, and interest free and clear of all encumbrances, in and to all material Company Intellectual Property, and with respect to the material United States Company Registered Intellectual Property, the Company or its Subsidiaries are listed in the records of the appropriate United States authority as the sole owner for each item thereof.

(q)   Validity and Enforceability.   To the Company’s Knowledge, (i) the material Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of material Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment; and (ii) all necessary registration, maintenance and renewal fees currently due have been made for the purposes of maintaining such material Company Registered Intellectual Property.

2.9   Restrictions on Business Activities.   Except for the Contracts set forth on Section 2.8(h) and (m) of the Company Disclosure Schedule or as otherwise listed on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or which limits in any material respect the right of the Company or any of its Subsidiaries to make use of any material Company Intellectual Property, (b) granting any exclusive distribution rights, (c) providing “most favored nations” terms for Company Products, or (d) which otherwise materially affects in an adverse manner the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products.

2.10   Governmental Authorizations.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Company’s Knowledge, threatened suspension or cancellation. Section 2.10 of the Company Disclosure Schedule sets forth all antitrust approvals required to be obtained in connection with the transactions contemplated hereby.

2.11   Litigation.   As of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the

Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). As of the date of this Agreement, there is no material investigation or other proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2002, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance involving the Company, its Subsidiaries or their respective officers or employees. As of the date hereof, there is no action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company, which the Company presently intends to initiate.

2.12   Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in violation or default of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.13   Environmental Matters.

(a)    Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance, in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b)   Environmental Compliance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(c)    Environmental Liabilities.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d)   Environmental Information.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has provided to Parent all nonprivileged and material assessments, reports, data, results of investigations or audits that are in the possession or control of or the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(e)    Environmental Obligations.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries are required under Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

2.14   Brokers’ and Finders’ Fees.   Except for fees payable to Evercore Partners pursuant to an engagement letter dated August 26, 2005, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

2.15   Transactions with Affiliates.   Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.16   Employee Benefit Plans and Compensation.

(a)    Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any employment agreement, consulting agreement, plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind (including any offer letter which provides for any term of employment other than employment at will, any compensatory agreement with a member of the board of directors, or any agreement providing for acceleration of Company Options or Company Unvested Common Stock), whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or, in the case of an “employee benefit plan” within the meaning of Section 3(3) of ERISA, in the past six years has been, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted and is currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b)   Schedule.   Section 2.16(b)(i) of the Company Disclosure Schedule contains a list of each material Company Employee Plan. Section 2.16(b)(ii) of the Company Disclosure Schedule contains a table setting forth the salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $150,000 per year as of the date hereof. To the Company’s Knowledge, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Schedule has provided written or electronic notice of his or her intention to terminate his or her employment for any reason as of the date of this Agreement.

(c)    Documents.   The Company and each of its Subsidiaries has Made Available to Parent (i) correct and complete copies of all material documents embodying each material Company Employee Plan, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written administrative service agreements and group insurance contracts relating to each material Company Employee Plan, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vii)  all material policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii)  all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if any.

(d)   Employee Plan Compliance.   The Company Employee Plans are, and have been administered, in all material respects in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(i)    Claims.   There are no material pending or, to the Company’s Knowledge, threatened actions, suits or claims with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to claims or benefits previously incurred, earned, vested or accrued thereunder).

(ii)   There are no audits, inquiries or proceedings pending by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iii)  The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(e)    No Pension Plan.   Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code in the past six years.

(f)    Effect of Transaction; Parachute Payments 409A; Executive Compensation Tax.   Except as set forth in Section 2.16(f)(i) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment or service in connection therewith)), will entitle any current employee or director to (i) compensation or benefits, or any increase in compensation or benefits, payable upon any termination of employment after the date of this Agreement, or (ii) accelerate the time of payment, vesting or funding (including with regard to Company Options and whether through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable under any of the Company Employee Plans except as required under Section 411(d)(3) of the Code. Except as set forth in Section 2.16(f)(ii) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment or service in connection therewith)), considered individually or considered collectively with any other Company Employee Plan, could result in the payment of any amount that would not be deductible under Sections 280G, 404 or 162(m) of the Code.

(g)    Employment Matters.   The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. There are no material actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee. The services provided by each of the Company’s, each of the Company’s Subsidiary’s and each of their ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company and its ERISA Affiliates.

(h)   No Post-Employment Obligations.   No Company Employee Plan provides for any material retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(i)    Labor.   No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement or, to the Company’s Knowledge, threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Except as would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past three years, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries as of the date of this Agreement. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. As determined as of the date of this Agreement, no employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff, within ninety days prior to the date of this Agreement.

(j)     Works Council.   Section 2.16(j) of the Company Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.

(k)   International Employee Plan.   No International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law or by any agreement with a foreign works’ council or similar labor relations body, no material condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

2.17   Contracts.

(a)    Material Contracts.   For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)   any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $150,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without material liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

(iii)   any Contract or plan with any current or former employee, officer, director or consultant, including, without limitation, any Company Employee Plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon a termination of employment or service in connection therewith);

(iv)   any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business);

(v)   any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $250,000, or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business since August 1, 2002;

(vi)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $100,000, other than accounts receivable and payable in the ordinary course of business since August 1, 2002;

(vii)   any joint marketing agreement (excluding any OEM agreement) under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(viii)   any Contract providing exclusively material support, maintenance or service on a stand-alone basis by the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries, and in each case other than any agreement entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business;

(ix)   any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(x)   any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, other than ordinary course agreements for customization or other professional services by the Company or its Subsidiaries;

(xi)   any material Intellectual Property Contract listed on Section 2.8(l) or 2.8(m) of the Company Disclosure Schedule;

(xii)   any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(xiii)   any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more, other than agreements with customers, suppliers or distributors entered into in the ordinary course.

(b)   Schedule.   Section 2.17(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof.

(c)    No Breach.   All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.18   Insurance.   The Company has Made Available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.19   Export Control Laws.   The Company and each of its Subsidiaries have at all times conducted their export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business material to the Company and its Subsidiaries, taken as a whole. Without limiting the foregoing:

(a)    The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad

(“Export Approvals”), in each case for clauses (i) and (ii) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b)   There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals or to the Company’s or any Subsidiary’s export transactions; and

(c)    No Export Approvals for the transfer of material export licenses held by the Company and its Subsidiaries to the Surviving Corporation are required.

2.20   Foreign Corrupt Practices Act.   To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.21   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.22   Fairness Opinion.   The Company’s Board of Directors has received an opinion from Evercore Partners, dated as of November 15, 2005, to the effect that, as of such date, the Merger Consideration to be received pursuant to this Agreement by the holders of the Company Common Stock, other than holders of shares canceled pursuant to Section 1.6(c) of this Agreement and holders of Dissenting Shares, is fair to such holders from a financial point of view.

2.23   Takeover Statutes and Rights Plans.   The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Company Rights Agreement and (ii) the execution of this Agreement by the Company and the performance of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1   Organization.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2   Authority; No Conflict; Necessary Consents.

(a)    Authority.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)   No Conflict.   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or, to the knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)    Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

3.3   Capital Resources.   Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4   Information Supplied.   The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5   Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

3.6   Litigation.   As of the date of this Agreement, there is no action, suit, claim or proceeding pending or, to the knowledge of Parent and Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. As if the date of this Agreement, there is no investigation or other proceeding pending or, to the knowledge of Parent and Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub by or before any Governmental Entity that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

3.7   Brokers’ and Finders’ Fees.   Other than fees and commissions which would not be borne by the Company in the event the Closing does not occur, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Article IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by the Company.

(a)    Ordinary Course.   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use all commercially reasonable efforts consistent with past practice, but taking into account the pendency of the Merger, to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and Employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings consistent with past practice. In addition, the Company shall promptly notify Parent in writing if the Company determines in good faith that a Material Adverse Effect has occurred.

(b)   Required Consent.   Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement or as described in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld by Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)   Enter into a new line of business which (A) is material to the Company and its Subsidiaries taken as a whole, or (B) represents a category of revenue that does not appear in the Company’s annual budget or revenue models for the fiscal year ended July 31, 2005;

(ii)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv)   Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than Company Options (which may be granted only to the extent permitted below) other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof in accordance with their terms at the time of grant and the requirements of clause (C) hereof, (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, (C) grants of stock options to employees of the Company or its Subsidiaries (other than executive officers and members of senior management) to acquire, individually, up to 30,000shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 5,000 shares (as adjusted for stock splits and the like) of Company Common Stock, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions, annual focal reviews or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger; (D) issuances of Company Common Stock upon the exercise of warrants to purchase Company Common Stock existing on the date hereof; and (E) issuances by a wholly-owned Subsidiary of the Company to the Company or its wholly-owned Subsidiaries; or (F) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock;

(v)   Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi)   Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof;

(vii)   Acquire or agree to acquire any assets for consideration in excess of $100,000 in any one case or $200,000 in the aggregate which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or solicit or participate in any negotiations with respect to the foregoing, in each case other than in the ordinary course of business;

(viii)   Enter into any agreement with respect to the formation of any joint venture; or enter into any agreement with respect to the formation of any strategic partnership or alliance if such strategic partnership or alliance (A) would present a material risk of delaying the Merger, (B) require the consent of the counterparty thereto to consummate the Merger or (C) require the investment of at least $100,000 of assets or equity of the Company or any of its Subsidiaries;

(ix)   Sell, lease, license, encumber or otherwise dispose of (A) any properties or assets for consideration in excess of $100,000 in any one case or $200,000 in the aggregate or (B) any Company Intellectual Property, except in either of the foregoing (A) or (B) for the sale, lease, license, encumbrance or disposition of property or assets (1) which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, or (2) in the ordinary course of business;

(x)   Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their employees, including any material reductions in force;

(xi)   Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices, (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xii)   Except as required by concurrent changes in GAAP, international accounting standards or any Governmental Entity as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii)   Except in the ordinary course of business consistent with past practice or except as required by Legal Requirements, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay taxes in excess of amounts reserved in respect of such election, settlement or compromise on the Company Balance Sheet);

(xiv)   Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, covenants or obligations which either (A) may not be canceled in whole without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by the Company or its Subsidiaries in an amount in excess of $200,000 in any one year or (B) which contain exclusivity restrictions which are binding on the Company or any of its Subsidiaries, other than customary territorial restrictions which may appear in distribution contracts of the Company or any of its Subsidiaries;

(xv)   Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(xvi)   Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or, to the Company’s Knowledge, against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $100,000 or involving ordinary course collection claims for accounts receivable due and payable to the Company, and the Company will promptly notify Parent of any such settlement;

(xvii)   Except (A) as required by Legal Requirements or Contracts (including any Company Employee Plans) currently binding on the Company or its Subsidiaries, (B) as publicly disclosed in the Company’s proxy statement dated November 1, 2005 with respect to the amendment and restatement of the Company’s 2002 Equity Incentive Plan, (C) for annual focal review adjustments of non-officer compensation in the ordinary course of business consistent with past practice, which adjustments will not exceed adjustments to base salaries in the aggregate in excess of five percent (5%) of the Company’s payroll and, stock option awards in excess of 30,000 shares to any one non-officer employee, but solely to the extent that such options are granted as inducement grants to newly hired employees under the Company’s 2002 Equity Incentive Plan, or (D) for amendments to, terminations of, or entry into new health and welfare benefit plans in connection with the annual open enrollment process scheduled for January 2006, (1) increase in any manner the amount of compensation or fringe benefits of, or pay or grant any stock options, restricted stock units or other equity-based awards, or any bonus, change of control, severance or termination pay to, any Employee of the Company or any Subsidiary of the Company, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options other than a waiver of a right to acceleration under any award or agreement, or an agreement to the cancellation of any Company Option or other awards, (4) enter into, modify or amend any employment or consulting agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” or modifications whereby an Employee waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award) or (5) enter into any collective bargaining agreement;

(xviii)   Enter into any Contracts containing, or otherwise subjecting the Surviving Corporation or Parent to, any non-competition, exclusivity or “most favored nations” provisions or other similar material restrictions; or any Contracts providing for future deliverables or service requirements other than in the ordinary course of business consistent with past practice or future royalty payments other than in connection with licenses of Intellectual Property in the ordinary course of business, on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xix)   Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx)   Hire any non-officer employees other than in the ordinary course of business or hire, elect or appoint any officers or elect any directors, except in accordance with the Company Charter Documents with respect to director vacancies or pursuant to a stockholder vote at the Company’s 2005 annual meeting of stockholders;

(xxi)   Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person in excess of $100,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

(xxii)   (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property or (B) other than in the ordinary course of business, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease;

(xxiii)   Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice; or

(xxiv)   Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in this Section 4.1(b), or take any other action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not to be satisfied.

4.2   Procedures for Requesting Parent Consent.   Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent (which consent shall not be unreasonably withheld), prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and consent from any one such individual by email, facsimile or other writing shall satisfy such requirement.

Article V
ADDITIONAL AGREEMENTS

5.1   Proxy Statement.   As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

5.2   Meeting of Company Stockholders; Board Recommendation.

(a)    Meeting of Company Stockholders.   Subject to Section 5.3(d), the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, to consider adoption of this Agreement (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Stock Market and all other applicable Legal Requirements.

(b)   Board Recommendation.   Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption of this Agreement.

5.3   Acquisition Proposals.

(a)    No Solicitation.   The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers and directors shall, and that it shall use all reasonable efforts to cause the Company’s and its affiliates, Subsidiaries’ other Employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify in a manner adverse to Parent, or propose to withdraw, amend or modify in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent specifically permitted pursuant to Section 5.3(c) or 5.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b)   Notification of Unsolicited Acquisition Proposals.   As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(c)    Superior Offers.   Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably possible to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided, however, that:

(i)   the Company complies with all of the terms of this Section 5.3;

(ii)   prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf; provided that in the event that any confidentiality agreement with a third party which is executed pursuant to this Section 5.3(c)(ii) does not contain a standstill, the standstill provisions contained in the Confidentiality Agreement shall terminate and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii)   the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

(d)   Change of Recommendation.   Notwithstanding anything to the contrary contained in Section 5.3(a), in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

(i)   the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii)   the stockholders of the Company have not approved this Agreement in accordance with applicable law;

(iii)   the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least three Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

(iv)   after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three-Business Day period, and negotiate in good faith with respect thereto during such three-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

(v)   the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and

(vi)   the Company shall not have breached in any material respect any of the provisions set forth in Section 5.2 or this Section 5.3.

(e)    Compliance with Disclosure Obligations.   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f)    State Takeover Statute.   The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g)    Certain Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

(i)   “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii)   “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its financial adviser, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to 15% in the definition of “Acquisition Proposal” shall be replaced with “50%” for purposes hereof.

(h)   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4   Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)    Confidentiality.   The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated July 25, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any “Proprietary Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)   Access to Information.   Subject to the Confidentiality Agreement and applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, personnel, commitments and records of the Company and its Subsidiaries (provided, that such access shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” promulgated by the Financial Accounting Standards Board, (to the extent such information is in the possession of the Company and its Subsidiaries or its independent registered accountants, and which shall be made available in the form that the Company or its independent registered accountants possess it) and (ii) all other information concerning the business, properties and personnel (subject to reasonable procedures as the parties may agree) of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires such party to restrict or prohibit access to any such properties or information. Parent shall not use any information obtained from the Company or any of its Subsidiary pursuant to the access contemplated by this Section 5.4 for any purposes other than in connection with the transactions contemplated by this Agreement, and Parent will not share, provide or sell such information to any third party or use the information in any manner that would result in a violation of any applicable law. Subject to the foregoing proviso, the Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

(c)    No Modification of Representations and Warranties or Covenants.   No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5   Public Disclosure.   Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq Stock Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6   Regulatory Filings; Reasonable Efforts.

(a)    Regulatory Filings.   Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b)   Notification.   Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c)    Commercially Reasonable Efforts.   Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.6(c) require Parent to take any action that is reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d)   No Divestiture.   Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, except (i) to the extent such Action of Divestiture would not have a material consequence on Parent or (ii) with respect to any business of Person that Parent enters into a definitive binding agreement to acquire, or acquires, following the date hereof. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7   Notification of Certain Matters.

(a)    By the Company.   The Company shall give notice to Parent and Merger Sub promptly after the Company determines in good faith that to the Company’s Knowledge (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b)   By Parent.   Parent and Merger Sub shall give notice to the Company promptly after it determines in good faith that, to its knowledge (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8   Third-Party Consents.   As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all material consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent; provided, however, that with respect to the consents, waivers or approvals required under Section 5.8 of the Company Disclosure Schedule, Parent shall have reasonable discretion to determine the form thereof. Notwithstanding the foregoing, (i) neither party shall be required to pay or commit to pay any material amount to (or incur any material obligation in favor of) any Person from whom any such consent may be required, and (ii) the failure to obtain any consents, waivers and approvals pursuant to this Section 5.8 shall not be deemed a failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2(b).

5.9   Equity Awards and Employee Matters.

(a)    Assumption of Certain Employee Stock Options.   Subject to Sections 5.9(b) and (c), at the Effective Time, each then outstanding Excepted Option, regardless of the respective exercise prices thereof, will be assumed by Parent or Nokia Corporation. Except as described below, each Excepted Option so assumed by Parent or Nokia Corporation under this Agreement will continue to have, and be subject to, substantially similar vesting schedules, and substantially similar duration and expiration dates as set forth in the applicable Company Option documents (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time, except that (i) each Excepted Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Nokia Corporation Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Excepted Option immediately prior to the Effective Time (after giving effect to any acceleration of vesting which applies to such Excepted Option under any Company Employee Plan in existence on the date of this Agreement as a result of the transactions effectuated by this Agreement) multiplied by the ratio of the value of the per share Merger Consideration to the value of the closing price for a share of Nokia Corporation Common Stock on the trading day immediately prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Nokia Corporation Common Stock, (ii) the per share exercise price for the shares of Nokia Corporation Common Stock issuable upon exercise of such assumed Excepted Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Excepted Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent, (iii) all options shall be converted into nonqualified stock options, even if they were granted as “incentive stock options” (as defined in Section 422 of the Code) and (iv) certain terms of the assumed Excepted Options shall be adjusted to conform the Company Options to the terms of the applicable Parent or Nokia Corporation equity plan, including conversion of the vesting schedule from monthly vesting to quarterly vesting. The Company will not take any action to accelerate the vesting of any Excepted Options beyond what is required under the terms of any Company Employee Plan in effect on the date of this Agreement.

(b)   Section 409A of the Code.   Notwithstanding Section 5.9(a) to the contrary, Parent or Nokia Corporation shall use commercially reasonable efforts to effectuate the conversion of Excepted Options provided for in Section 5.9(a) in a manner that will not to give rise to adverse tax consequences or penalties to the holder of the Excepted Option under Section 409A of the Code.

(c)    Option Cashouts.   Notwithstanding anything in Section 5.9(a) to the contrary, in the event that Parent, in its sole discretion, determines that it is not in the best interests of the Company, Parent or a holder of an Excepted Option, to have either Parent or Nokia Corporation assume an Excepted Option, then Parent shall, no later than 30 days prior to the Effective Time, determine that such option shall be cashed out pursuant to Section 1.6(b) of this Agreement, and such Excepted Option shall treated as a Cashed-Out Option for all purposes of this Agreement. Parent shall timely communicate to the Company and the holder of the Excepted Option its decision to cash out Excepted Options pursuant to this Section 5.9(c).

(d)   Notices.   As soon as reasonably practicable, but in no event later than ten business days following the Effective Time, Parent will use all reasonable efforts to issue to each holder of an Excepted Option a confirmation (in written or electronic form) evidencing the assumption of such Excepted Option by Parent or Nokia Corporation.

(e)    Registration.   To the extent necessary and appropriate, Parent or Nokia Corporation shall file a registration statement on Form S-8 and on Form S-3 or such other available form (for those awards which are not eligible for registration on Form S-8 and with respect to which no exemption is available) for the shares of Nokia Corporation Common Stock issuable with respect to Excepted Options as soon as is reasonably practicable and shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statements for so long as any of such converted Excepted Options remain outstanding.

(f)    Termination of 401(k) Plans.   Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than ten Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan. Notwithstanding the foregoing, the eligible rollover distributions referenced in this Section 5.9(f) shall include any participant loans, but solely to the extent that such loans comply and have at all times complied with applicable law and the terms of the applicable Company 401(k) Plan and accepting such rollover will not adversely affect the tax qualification status of, or otherwise adversely affect, Parent’s 401(k) Plan.

(g)    Benefit Plans.   Parent shall provide, or cause to be provided, to each person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who remains an employee of the Surviving Corporation or its Subsidiaries or becomes an employee of Parent immediately following the Effective Time (“Continuing Employees”), for a period of not less than one year from and after the Closing Date (or if shorter, for so long as such employee remains in such employment), unless any such employee contracts otherwise with Parent, employee benefits that, in the aggregate, are no less favorable to such Employee than, at Parent’s election, either those benefits provided by Parent to similarly situated employees of Parent or each of annual base salary and the benefits provided by the Company and its Subsidiaries to Continuing Employees immediately prior to the Effective Time (but not taking into account the value of any equity or equity-related benefits or compensation for purposes of determining the value of the benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time); provided however, that nothing in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Effective Time, or is intended to interfere with Parent’s, the Surviving Corporation’s and its Subsidiaries’ rights (i) to terminate the employment of any Continuing Employee for any reason or no reason following the Effective Time or (ii) to terminate any Company Employee Plan, or the right of any Continuing Employee to terminate his or her own employment for any or no reason following the Effective Time. To the extent that Continuing Employees participate in any of Parent’s employee benefit plans, programs, policies and arrangements, including, but not limited to, any severance plan, medical plan, dental plan, life insurance plan, Code Section 401(k) arrangement, vacation program or disability plan (collectively, the “Parent Benefit Plans”), such Continuing Employees shall receive credit for purposes of eligibility, level of benefits, benefit accrual and vesting under the Parent Benefit Plans in which such Continuing Employees participate to the same extent such Continuing Employees’ were credited with service under comparable plans of the Company or any of its Subsidiaries for such purposes; provided, however, that no such employee shall be entitled to such credit (i) to the extent that it results in duplication of benefits, or (ii) for purposes of any incentive compensation or sabbatical plan, policy, program, agreement or arrangement, or any arrangement similar to the foregoing. With respect to any Parent Benefit Plan that is a welfare benefit plan maintained by Parent for the benefit of Continuing Employees on and after the Closing Date, Parent shall (1) cause there to be waived any eligibility requirements or pre-existing condition limitations to the extent such requirements and limitations were waived under comparable plans maintained by the Company or any of its Subsidiaries prior to the Effective Time, and (2) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company and its Subsidiaries. Notwithstanding anything to the contrary in this agreement but solely to the extent permitted by applicable law, on or prior to the Closing Date, the Company shall pay (or cause to be paid) to each Continuing Employee the cash value of any and all accrued but unused vacation to which each such Continuing Employee is entitled as of the Closing Date, provided, however, that the Company’s obligations to cash out accrued but unused vacation shall be contingent upon Parent causing, as of the Closing Date, each Continuing Employee to participate in Parent’s vacation policy then in effect for similarly situated employees of Parent, and to accrue such amount of vacation, as of the Effective Time, as indicated pursuant to the terms of such plan.

5.10   Indemnification.

(a)    Indemnity.   From and after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 5.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Parties”), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties or any other person who, immediately prior to the Effective Time, was a director, officer, employee or agent of the Company; provided, however, that the foregoing shall not apply if Parent assumes and honors any obligations to indemnify such persons to the extent provided in the Company’s Certificate of Incorporation and Bylaws as in effect immediately prior to the date hereof.

(b)   Insurance.   For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company ; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium); and provided, further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c)    Third-Party Beneficiaries.   This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under Section 5.10(a) shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under Section 5.10(a) without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

5.11   Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12   Termination of Certain Company Contracts.

(a)    Prior to the Effective Time, the Company shall effectively terminate all Contracts between either the Company or any of its Subsidiaries and the Persons listed on Section 5.12(a)(i) of the Company Disclosure Schedule, other than the agreements set forth on Section 5.12(a)(ii) of the Company Disclosure Schedule. To the extent that any notice is required under any Contract prior to such Contract’s termination pursuant to this Section 5.12(a), such notice shall be provided sufficiently in advance of the Effective Time to allow any applicable notice period thereunder to have terminated in accordance with the terms of such Contract prior to the Effective Time.

(b)   Neither the Company nor any of its Subsidiaries shall enter into any Contract with respect to or otherwise binding upon any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates, other than the Company and its Subsidiaries.

(c)    From the period beginning on the date hereof and ending on the Effective Time, the Company shall take all reasonably necessary steps, including, without limitation, making inquiries to relevant product managers and project managers, to verify the Company’s compliance with Sections 5.12 (a) and (b). To the extent that the Company or its Subsidiaries enters into such contracts referred to in Section 5.12(b), the Company or its Subsidiaries shall terminate such contracts prior to the Effective Time.

5.13   Company Rights Plan.   The Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder), other than to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement, or terminate the Company Rights Plan prior to the earlier of the Effective Time or the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction or in connection with the entry by the Company into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d).

Article VI
CONDITIONS TO THE MERGER

6.1   Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Company Stockholder Approval.   This Agreement shall have been adopted by the requisite vote under applicable law, by the stockholders of the Company.

(b)   No Order.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)    HSR Act.   All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All antitrust approvals under (i) the Act Against Restrictions of Competition of 1958, as amended, (ii) the Competition Act 2002, (iii) the Italian Law No. 287 of 10 October, 1990 and (iv) the Slovak Act No. 136/2001 on Protection of Competition, as amended (collectively, the “Required Authorities”) shall have been obtained.

6.2   Additional Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)    Representations and Warranties.   The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in Section 2.2, Section 2.3(a) and Section 2.23, which shall be true and correct in all material respects, and the other representations and warranties contained in Section 2.8(e) which shall be true and correct in all material respects, except as would materially and adversely impact Parent and its affiliates, taken as a whole), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants (other than the agreements and covenants of the Company contained in Section 5.12, which the Company shall have performed or complied with in all respects) required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)    Material Adverse Effect.   No Effect that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)   No Governmental Restriction.   There shall not be any pending or threatened suit, action or proceeding asserted by any Required Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied.

(e)    Officer’s Certificate.   Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that conditions set forth in Sections 6.2(a) and (b) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b)   Agreements and Covenants.   Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

Article VII
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a)    by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b)   by either the Company or Parent if the Merger shall not have been consummated by May 15, 2006, which date shall be extended to July 14, 2006 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(c) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)   by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;

(e)    by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30-day period);

(g)    by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period); and

(h)   by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), and the Company shall have paid Parent the Termination Fee described in Section 7.3(b).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors shall have approved or recommended any Acquisition Proposal, (iv) the Company shall have entered into any letter of intent or similar document or any agreement; contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Parent as promptly as practicable (and in any event no later than 24 hours) after the Company’s Board of Directors has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the

Superior Offer would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period following such notice, as would enable the Company to proceed with the Merger, (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vi) the Company materially breaches any of its obligations set forth in Section 5.2 or Section 5.3, provided, however, that with respect to any breach by the Company of Section 5.3, such breach is willful, or (vii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2   Notice of Termination; Effect of Termination.   Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3   Fees and Expenses.

(a)    General.   Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with (i) the filing the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), and (ii) the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and any preliminary materials related thereto; and provided, further, that Parent shall reimburse the Company for its expenses with respect to the virtual data room posted on a website maintained by Merrill Corporation in which the Company’s documents were Made Available to Parent.

(b)   Company Payment.

(i)    Payment.   The Company shall promptly, but in no event later than two Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $14,120,000 in immediately available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e), (ii) terminated by the Company pursuant to Section 7.1(h), provided, however, in the case of termination under Section 7.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), provided, however, in the case of termination pursuant to Section 7.1(g), that the breach by the Company giving rise to termination is willful; provided, further, that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(g), (a) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company.

(ii)   Interest; Other Remedies.   The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim for the amounts set forth in this Section 7.3(b), the non-prevailing party shall pay to the prevailing party the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party incurred in connection with such suit, and provided that Parent is the prevailing party, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii)  Certain Definitions.   For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

7.4   Amendment.   Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5   Extension; Waiver.   At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

Article VIII
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:
Nokia Inc. 709 Westchester Avenue, 3rd floor White Plains, NY 10604 Attention: Mary McDowell Telephone No.: (914) 368-0443 Telecopy No.: (914) 368-0411
with copies to:
Nokia Inc. 6000 Connection Drive Irving, Texas 75039 Attention: Rick Stimson Telephone No.: (972) 894-6237 Telecopy No.: (972) 894-5397
and
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Attention: Kenton J. King
Celeste E. Greene
Telephone No.: (650) 470-4500 Telecopy No.: (650) 470-4570
(b) if to the Company, to:
Intellisync Corporation 2550 North First Street, Suite 500 San Jose, California 95131 Attention: General Counsel Telephone No.: (408) 321-3800 Telecopy No.: (408) 321-3886

with copies to:
Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304 Attention: Richard Capelouto
Kirsten Jensen
Telephone No.: (650) 251-5000 Telecopy No.: (650) 251-5002
with copies to:
Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: David Segre Telephone No.: (650) 493-9300 Telecopy No.: (650) 493-6811

8.3   Interpretation; Knowledge.

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b)   For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, and with respect to any matter in question, that any of Woodson Hobbs, Clyde Foster, Bill Jones, Richard Mosher, J. Keith Kitchen, Said Mohammadioun, Rip Gerber, Cheryl Borgonia, or Korak Mitra has actual knowledge of such matter.

(c)    For purposes of this Agreement, the term “Made Available” shall mean (i) that the Company has posted such materials to a virtual data room to which the Company has given Parent rights to access electronically or (ii) that such material is publicly available on EDGAR.

(d)   For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect to the extent resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate, (B) changes in applicable law, GAAP or international accounting standards, (C) the announcement or pendency of this Agreement, including without limitation the termination by or any adverse development with respect to any customers, distributors or other parties of their business or Contractual relationships the Company or its Subsidiaries, or the voluntary termination of employment by any employees, to the extent such terminations or developments are attributable thereto; (D) the compliance by the Company with the terms and conditions of this Agreement;  (E) any  derivative or other stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (F) any failures to meet revenue or earnings estimates, provided that the underlying causes of any such changes may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect; or (G) acts of terrorism or war which do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(e)    For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4   Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5   Entire Agreement; Third-Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 5.9 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.

8.6   Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7   Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9   Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to any of its subsidiaries as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

 8.11   Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

NOKIA INC.
By:	/s/ MARY MCDOWELL
Name:	Mary McDowell
Title:	EVP & GM, Enterprise Solutions
By:	/s/ RICK SIMONSON
Name:	Rick Simonson
Title:	Chief Financial Officer
JUPITER ACQUISITION CORPORATION
By:	/s/ MARY MCDOWELL
Name:	Mary McDowell
Title:
By:	/s/ RICK SIMONSON
Name:	Rick Simonson
Title:
INTELLISYNC CORPORATION
By:	/s/ WOODSON HOBBS
Name:	Woodson Hobbs
Title:	President and Chief Executive Officer

Exhibit A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 15, 2005, by and among NOKIA INC., a Delaware corporation (“Parent”), INTELLISYNC COPORATION, a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A.    Concurrently with the execution of this Agreement, Parent, Jupiter Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B.     Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C.     As of the date hereof, Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

D.    In order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and desires to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.

E.     As a stockholder of the Company, the Stockholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a)    A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)   “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c)    “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

(d)   “Options” means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e)    “Person” means any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Entity.

(f)    “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

(g)    “Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) Transfer pursuant to a court order and (2) such actions pursuant to which the Stockholder maintains all voting rights with respect to such security.

2.     No Transfer of Shares or Options. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of Parent except for (i) Transfers under plans adopted prior to the date of this Agreement pursuant to Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, to which such Stockholder is a party that relates to the Shares or (ii) Transfers of Shares issuable upon exercise of Options held by such Stockholder solely to the extent necessary to permit a “cashless exercise” of such Options by such Stockholder. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3.     No Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement, Proxy and the Merger Agreement.

4.     Agreement to Vote Shares.

(a)    Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:

(i)    in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii)   against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and

(iii)  against any action that is intended, or could reasonably be expected to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement.

(b)   Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 4.

5.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares.

6.     Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

(a)    Stockholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.

(b)   Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.

(c)    Stockholder has the full power to dispose, vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(d)   The Shares are, and at all times up to and including the Expiration Date the Shares will be, Beneficially Owned by Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, or any other encumbrances of any kind or nature (“Encumbrances”).

(e)    The execution and delivery of this Agreement and the Proxy by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(f)    Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement, and the Proxy, in each case with respect to all of the Shares without limitation, qualification or restriction on such power and authority.

(g)    Stockholder agrees that it will not (a) bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity (an “Action”), which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Proxy or (b) bring or commence any Action that alleges that the execution and delivery of this Agreement or the Proxy by Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

(i)    Except as expressly contemplated herein, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the

Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

7.     Additional Documents. Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable, in the reasonable opinion of Parent, to carry out the purposes and intent of this Agreement and the Proxy.

8.     Consents and Waivers. Stockholder hereby gives all consents and waivers that may be required from it for the execution delivery of this Agreement and the Proxy, and for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have. Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, at the request of Parent remain in effect until the Expiration Date and in accordance with the terms of this Agreement, Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and the Proxy.

9.     Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

10.   Company Covenants. The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the Transfer of any Shares.

11.   Legending of Shares. Stockholder agrees that, if so requested by Parent, certificates evidencing the Shares shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF NOVEMBER 15, 2005, BY AND AMONG NOKIA INC., INTELLISYNC CORPORATION AND STOCKHOLDER AND AN IRREVOCABLE PROXY, DATED AS OF NOVEMBER 15, 2005, IN FAVOR OF NOKIA INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.

The Company agrees, if so requested by Parent, to place (or to cause the transfer agent for the Company to place) the above-referenced legend on any and all certificates evidencing any Shares. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer any Shares (to the extent any Transfer is permitted under this Agreement) without first having the aforementioned legend affixed to the certificates representing the Shares.

12.   Acquisition Proposals

(a)    No Solicitation. Stockholder agrees that it shall not, and that it shall use all reasonable efforts to cause Stockholder’s employees, agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) to not (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify, or propose to withdraw, amend or modify in a manner adverse to Parent its recommendation in favor of the adoption of the Merger Agreement or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent Stockholder or his employee, agent and representative (including any investment banker, attorney or accountant retained by Stockholder) is acting on behalf of the Company in accordance with and as specifically permitted pursuant to Section 5.3 of the Merger Agreement. Stockholder will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative)) of Stockholder with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. Stockholder will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date hereof by Stockholder or its employees, agents and representatives to any such third parties.

(b)   Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than 24 hours) after receipt by Stockholder of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with Stockholder or the Company relating to a possible Acquisition Proposal, Stockholder shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Stockholder agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

13.   Stockholder Capacity. So long as Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as prohibiting, preventing, precluding or otherwise affecting any actions taken, or not taken, by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, subject to the limitations contained in Section 5.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

14.   Miscellaneous.

(a)    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i)    if to Parent, to:

Nokia Inc.
709 Westchester Avenue, 3rd floor
White Plains, NY 10604
Attention:  Mary McDowell
Telephone No.:  (914) 368-0443
Telecopy No.:  (914) 368-0411

with copies to:

Nokia Inc.
6000 Connection Drive
Irving, Texas 75039
Attention:  Rick Stimson
Telephone No.:  (972) 894-6237
Telecopy No.:  (972) 894-5397

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California  94301

Attention:	Kenton J. King
Celeste E. Greene

Telephone No.:    (650) 470-4500
Telecopy No.:      (650) 470-4570

(ii)   if to Company, to:

Intellisync Corporation
2550 North First Street, Suite 500
San Jose, California  95131
Attention:  General Counsel
Telephone No.:  (408) 321-3800
Telecopy No.:  (408) 321-3886

with copies to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California  94304

Attention:	Richard Capelouto
Kirsten Jensen

Telephone No.:    (650) 251-5000
Telecopy No.:      (650) 251-5002

with copies to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention:         David Segre
Telephone No.:    (650) 493-9300
Telecopy No.:      (650) 493-6811

(iii)  if to Stockholder: To the address for notice set forth on the signature page hereof.

(c)    Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d)   Counterparts. This Agreement may be executed in two or more counterparts, and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e)    Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of Parent and Stockholder; provided, however, that the Company’s obligations hereunder may not be changed or modified without the written consent of the Company.

(f)    Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h)   Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i)    Remedies. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation or breach, Parent shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and that Stockholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(j)     Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 14(j) shall be void.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

NOKIA INC.	STOCKHOLDER:
By:
Name:	Signature
Title:

Print Name
INTELLISYNC CORPORATION
By:
Name:	Address
Title:
Shares and Options:
Company Common Stock:
Company Options:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of INTELLISYNC CORPORATION, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints NOKIA INC., a Delaware corporation (“Parent”), and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof between the date hereof and the Expiration Date, as defined in the Voting Agreement, defined below, (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent, the Company and Stockholder (the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 15, 2005, by and among Parent, Jupiter Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the payment to Stockholder of a portion of the proceeds of the Merger in exchange for the Shares.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the Expiration Date to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i)    in favor of adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or this Proxy;

(ii)   against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or this Proxy, and

(iii) against any action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect consummation of the Merger or any of the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

So long as Stockholder is an officer or director of the Company, nothing in this Proxy shall be construed as prohibiting, preventing, precluding or otherwise affecting any actions taken, or not taken, by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, subject to the limitations contained in Section 5.3 of the Merger Agreement, without limitation, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated: November 15, 2005

Signature

Print Name

Address

Shares:

[SIGNATURE PAGE TO PROXY]

ANNEX B

OPINION OF EVERCORE GROUP INC.

November 15, 2005

Board of Directors
Intellisync Corporation
2550 North First Street, Suite 500
San Jose, CA 95131

Members of the Board of Directors:

We understand that Intellisync Corporation, a Delaware corporation (“Intellisync” or the “Company”), Nokia Inc., a Delaware corporation (“Parent”), and Jupiter Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, to be dated as of November 15, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each share of the Company’s common stock, par value $0.001 per share, together with its associated Company Right (as defined in the Merger Agreement) (each such share, together with its associated Company Right being referred to herein as a share of “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than Dissenting Shares (as defined in the Merger Agreement) and shares of Company Common Stock held by the Company or Parent or their respective wholly owned subsidiaries (such shares, together with Dissenting Shares, being referred to herein as “Excluded Shares”), will be converted into the right to receive $5.25 per share in cash (the “Merger Consideration”). As a result of the Merger, Intellisync will become a wholly owned subsidiary of Nokia. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock, other than holders of Excluded Shares, is fair, from a financial point of view as of the date hereof, to the holders of such shares of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)                          analyzed certain publicly available business and financial statements, including publicly available financial projections, and other information relating to Intellisync;

(ii)                      analyzed certain internal financial statements and other financial and operating data concerning Intellisync prepared by and furnished to us by the management of Intellisync;

(iii)                  analyzed certain financial projections concerning Intellisync prepared by and furnished to us by the management of Intellisync;

(iv)                    discussed the past and current operations and financial condition and the prospects of Intellisync with the management of Intellisync;

(v)                        reviewed the reported prices and trading activity of the common stock of Intellisync;

(vi)                    compared the financial performance of Intellisync and the prices and trading activity of the common stock of Intellisync with that of certain publicly-traded companies and their securities that we deemed relevant;

(vii)                reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions that we deemed relevant;

B-1

(viii)            participated in discussions and negotiations among representatives of Intellisync, Parent, and their advisers;

(ix)                    reviewed a draft, labeled STB Comments 11/15/05, of the Merger Agreement (the “Draft Merger Agreement”); and

(x)                        performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of Intellisync which were furnished to us, we have assumed that such financial projections have been reasonably prepared by Intellisync, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Intellisync. We express no view as to such financial projections or the assumptions on which they are based. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Intellisync, nor have we been furnished with any such appraisals. For purposes of our analysis and opinion, we have assumed that the Merger Agreement will not vary from the form of the Draft Merger Agreement reviewed by us in any manner that is material to our opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and the Merger Agreement and related exhibits and schedules thereto made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address Intellisync’s underlying business decision to effect the Merger and we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the holders of the shares of Company Common Stock, other than holders of Excluded Shares, pursuant to the Merger Agreement.

We have acted as sole financial advisor to the Board of Directors of Intellisync in connection with the Merger and will receive fees for our services, the principal portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. The Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.

It is understood that this letter is for the information and benefit of the Board of Directors of Intellisync in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock, other than holders of Excluded Shares, is fair, from a financial point of view as of the date hereof, to the holders of such shares of Company Common Stock.

Very truly yours,
By:	/s/ MICHAEL J. PRICE
Name: Michael J. Price
Title: Senior Managing Director

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262.   Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.